As filed with the Securities and Exchange Commission on June 20, 2018

Registration No. 333-224620

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 2 to

FORM S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

IBIO, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2834	26-2797813

(State of Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

600 Madison Avenue, Suite 1601, New York, NY 10022-1737

(Address of Principal Executive Offices, including Zip Code)

Robert B. Kay
Chief Executive Officer
600 Madison Avenue, Suite 1601 New York, NY 10022-1737
(302) 355-0650
(Name, Address and Telephone Number of Agent for Service)

with copies to:

Andrew Abramowitz, Esq. Andrew Abramowitz, PLLC 565 Fifth Avenue 9th Floor New York, New York 10017 (212) 972-8883 (fax)	David E. Danovitch, Esq. Zachary Blumenthal, Esq. Michael DeDonato, Esq. Robinson Brog Leinwand Greene Genovese & Gluck P.C. 875 Third Avenue New York, NY 10022 (212) 603-6300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(do not check if a smaller reporting company)
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, par value $0.001 per share	$8,700,000	$1,083.15
Series A Convertible Preferred Stock, par value $0.001 per share	$6,000,000	$747.00
Common Stock issuable upon conversion of the Series A Convertible Preferred Stock(3)
Series B Convertible Preferred Stock, par value $0.001 per share	$6,000,000	$747.00
Common Stock issuable upon conversion of the Series B Convertible Preferred Stock(3)
Total	$20,700,000	$2,577.15	(4)

(1)	Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes shares subject to the underwriter’s over-allotment option to purchase additional shares of common stock.

(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price of the securities registered hereunder.
(3)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(4)	$2,290.80 of the registration fee previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JUNE 20, 2018

5,555,556 Shares

Common Stock

6,000 Shares of Series A Convertible Preferred Stock

6,000 Shares of Series B Convertible Preferred Stock

We are offering up to 5,555,556 of shares (the “Shares”) of common stock, $0.001 par value, of iBio, Inc., a Delaware corporation (the “Company”) in a firm commitment underwritten public offering. Our common stock is traded on the exchange market of NYSE American LLC (the “NYSE American”) under the symbol “IBIO.”

We are also offering shares of our newly designated Series A Convertible Preferred Stock, $0.001 par value (the “Series A Preferred Stock”), which such offered shares of Series A Preferred Stock we refer to in this prospectus as “Series A Preferred Shares”, which will have a stated value of $1,000 and will be convertible into shares of our common stock at the public offering price of the Shares in this offering at the option of the holder, provided that as a result of such conversion, the holder, together with its affiliates, would not own more than 4.99% of the total number of shares of our common stock issued and outstanding at the time of conversion. Any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% (the “Series A Maximum Conversion Limit”), provided that any increase in such percentage shall not be effective until 61 days after such notice to us. The Series A Preferred Shares do not generally have any voting rights unless and until converted into shares of common stock.

In addition, we are offering shares of our newly designated Series B Convertible Preferred Stock, $0.001 par value (the “Series B Preferred Stock”), which such offered shares of Series B Preferred Stock we refer to in this prospectus as “Series B Preferred Shares”, which will have a stated value of $1,000 and will be convertible into shares of our common stock at the public offering price of the Shares in this offering at the option of the holder, provided that as a result of such conversion, the holder, together with its affiliates, would not own more than 48% of the total number of shares of our common stock issued and outstanding at the time of conversion. The Series B Preferred Shares do not generally have any voting rights unless and until converted into shares of common stock.

The number of shares of our common stock outstanding after this offering will fluctuate depending on how many Series A Preferred Shares and Series B Preferred Shares are sold in this offering and whether and to what extent holders of Series A Preferred Shares and Series B Preferred Shares convert their shares to common stock.

On June 19, 2018, the last reported sale price of our common stock as reported on the NYSE American was $1.08 per share. The actual offering price per Share, per Series A Preferred Share and per Series B Preferred Share in this offering will be as determined between us and A.G.P./Alliance Global Partners (the “Underwriter”) at the time of pricing, and may be at a discount to the current market price of our common stock.

Assuming an offering price of $1.08 per Share, the Series A Preferred Shares will be convertible into an aggregate total of 5,555,556 shares of common stock and the Series B Preferred Shares will be convertible into an aggregate total of 5,555,556 shares of common stock.

There is no established trading market for the Series A Preferred Shares or Series B Preferred Shares, and we do not expect an active trading market to develop. We do not intend to list the Series A Preferred Shares or Series B Preferred Shares on any securities exchange or other trading market. Without an active trading market, the liquidity of the Series A Preferred Shares and Series B Preferred Shares will be limited.

This prospectus contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described in this prospectus under the heading “Where You Can Find More Information.”

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 6 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

						No Exercise	Full Exercise
	Per Share	Per Series A Preferred Share		Per Series B Preferred Share		of Over- allotment option Total	of Over- allotment option Total
Public Offering Price	$		$1,000		$1,000	$	$
Underwriting discounts and commissions paid(1)
Underwriter discounts and commissions paid (pre-existing relationship investors)(2)
Proceeds to us, before expenses	$	$		$		$	$

(1)	The Underwriter will receive a discount of 7% to the public offering price with respect to any Shares, Series A Preferred Shares or Series B Preferred Shares purchased in this offering by investors, other than certain investors who have a pre-existing relationship with us. See “Underwriting” for a discussion of the compensation payable to the Underwriter
(2)	The Underwriter will receive a discount of 3.5% to the public offering price with respect to any Shares, Series A Preferred Shares or Series B Preferred Shares purchased in this offering by certain investors who have a pre-existing relationship with us.

We have granted a forty-five (45)-day option to the Underwriter to purchase additional Shares, in amounts up to 15% of the Shares and common stock issuable upon conversion of the Series A Preferred Shares and Series B Preferred Shares sold in the offering solely to cover over-allotments, if any. If the Underwriter exercises the over-allotment option in full, the total underwriting discounts and commissions payable by us will be $643,991 and the total proceeds to us, before expenses, will be $19,653,514, assuming an offering price of $1.08 per Share (the last reported sales price of our common stock on the NYSE American on June 19, 2018), $1,000 per Series A Preferred Share and $1,000 per Series B Preferred Share.

The Underwriter expects to deliver the securities to purchasers against payment therefor on or before , 2018.

A.G.P.

The date of this prospectus is         , 2018.

We and the Underwriter have not authorized anyone to provide you any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the Underwriter are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside of the United States: we have not and the Underwriter has not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the United States.

SUMMARY PROSPECTUS

This summary highlights certain information about us, this offering and selected information contained in the prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our company and this offering, we encourage you to read and consider the more detailed information in the prospectus, including “Risk Factors” and the financial statements and related notes. Unless we specify otherwise, all references in this prospectus to “iBio,” “we,” “our,” “us” and “our company” refer to iBio, Inc.

Our Company

We are a biotechnology company focused on using our proprietary technologies and production facilities to provide product development and manufacturing services to clients, collaborators and third-party customers as well as developing and commercializing our own product candidates. Our assets and capabilities include proprietary and transformative methods for the development, improvement, and production of biologics in hydroponically grown, transiently-transfected green plants. We harness the natural protein production capability plants use to sustain their own growth, and direct it, instead, to produce proteins for a range of applications including vaccines, biopharmaceuticals and commercial intermediates, and also to create and produce proprietary derivatives of pre-existing products with improved properties.

We and our collaborators have used our technologies successfully with a diverse range of product candidates including products against fibrotic diseases, vaccines, enzyme replacements, monoclonal antibodies, and recombinant versions of marketed products that are currently derived from human blood plasma. However, we presently intend to further develop products only in certain of those categories. Our current pipeline is comprised of proprietary candidates for the treatment of a range of fibrotic diseases including systemic scleroderma and idiopathic pulmonary fibrosis. IBIO-CFB03, based on exclusively in-licensed university patents and newer patent applications filed by iBio, is our lead therapeutic candidate being advanced for IND development. On an ongoing basis, we evaluate product candidate opportunities originating in both academic institutions and corporate research programs, to which iBio technologies can add value, as potential opportunities for iBio.

We were a subsidiary of Integrated BioPharma, Inc. (“Integrated BioPharma”) from February 21, 2003 until August 18, 2008. On that date, Integrated BioPharma spun off iBio in a tax-free distribution to Integrated BioPharma and its U.S. stockholders.

In 2003, we engaged the Fraunhofer organization (“Fraunhofer”), through its Fraunhofer Center for Molecular Biotechnology in Newark, Delaware, an unincorporated unit of Fraunhofer USA, Inc. operated as part of an institute of the German organization, the Fraunhofer Institute for Molecular Biology and Applied Ecology, as our outsourced research and development contractor. Fraunhofer was contractually obligated to provide research and development services in the field of plant-based gene expression and protein products exclusively pursuant to agreements with us and our predecessor companies through 2014, and to use commercially reasonable efforts to enhance, improve and expand the technology for us. With the structural foundation of Fraunhofer’s exclusive obligations to us, we established a business model that we expected to enlarge and broaden the scope of applications of our platform technology and enhance the value of our retained commercial rights by leveraging certain funding received by Fraunhofer from governmental entities, non-governmental organizations (NGOs) and other similar organizations. Fraunhofer was obligated to use its best efforts to obtain funding from governments and NGOs for continuing development of our technology and to support iBio’s efforts to commercialize its technology. Based on the Fraunhofer commitments, our business model and plan contemplated licensing our technology to third parties and collaborating with third-party licensees, with Fraunhofer’s assistance as our research and development contractor, for product development using our proprietary technology and the Fraunhofer organization and their pilot plant facilities in Newark, Delaware for production of pre-clinical and clinical materials required for product approvals.

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In 2014, however, we discovered conduct by Fraunhofer we believed constituted breaches of our contracts and after efforts to amicably resolve these matters ended unsuccessfully, we initiated litigation against Fraunhofer based upon those discovered breaches. Fraunhofer also refused to conduct technology transfer in further breach of our contracts, for which we also sought relief in the lawsuit against Fraunhofer. As additional allegations of misconduct by Fraunhofer emerged, we sought, and were permitted by the court in 2017, to amend the lawsuit to include claims of fraud, conversion of our property by Fraunhofer for its own benefit, and other state law claims.

Discovery of these matters and Fraunhofer’s continued unwillingness to provide access and perform technology transfer, despite resolution efforts both within and outside the confines of the litigation, required us to eventually adopt a new business plan that was not dependent on Fraunhofer and its services but rather would rely on our own manufacturing capabilities, together with access to and the use of other technology and other technology development capabilities independent of Fraunhofer. This new business plan is being accomplished, in part, by the acquisition of the large manufacturing facility now controlled and operated by our subsidiary, iBio CDMO LLC (“iBio CDMO” or “CDMO”) (formerly known as iBio CMO, LLC.), which includes human resources, laboratories, independent technology, and development and manufacturing facilities that enable us to develop and practice new plant-made biopharmaceutical technologies and self-develop experience without depending on Fraunhofer and without continuing to rely upon the earlier technologies covered by or relating to the patents filed and issued during the period of our contracts with Fraunhofer.

iBio and its contractors and collaborators have since been developing, acquiring and using new technology instead of the Fraunhofer-derived technology that we had originally intended to use for the development and production of therapeutic proteins and vaccines and other recombinant proteins using transient gene expression in green plants. iBio has rights to novel manufacturing methods and processes developed by iBio CDMO, as well as to certain patented and unpatented technologies developed for iBio by Novici Biotech LLC. iBio’s investment in the creation of these new inventions and novel processes is ongoing and has led to the implementation of a new business model that is not dependent on further performance of Fraunhofer’s obligations to iBio.

First, our new business model involves the creation of our subsidiary iBio CDMO, a large-scale development and manufacturing facility. In addition to laboratory and pilot-scale operations, the iBio CDMO facility in Bryan, Texas includes large-scale automated hydroponic systems capable of growing over four million plants as “in process inventory” and delivering over 300 kilograms of therapeutic protein active pharmaceutical ingredient (API) per year. The facility capacity can also be doubled by adding additional plant growth equipment in a space already available for that purpose.

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Second, the capabilities of iBio CDMO enable the commercial advancement by us of select product candidates, whether through partnering with collaborators or of iBio-select product candidates. Such collaborations with others offer the opportunity not only for the receipt of financial resources from provision of services and the licensing of our technologies but we also believe that successful development by third parties of iBio technology-enhanced product candidates will further validate our technologies, increase awareness of the advantages that can be realized by the use of such platforms and promote broader adoption of our technologies by additional third parties. As to iBio-select product candidates, we expect to accomplish this objective through investments we make in the acquisition or development of our own proprietary product candidates. Our current internal efforts focus on the further development of a proprietary recombinant protein product candidate, IBIO-CFB03, for the treatment of systemic scleroderma, idiopathic pulmonary fibrosis, and other fibrotic diseases.

Third, our new model includes the design and development for others of facilities based on our new technologies and experience with the iBio CDMO facility along with the provision of technology transfer.

iBio CDMO, LLC

On December 16, 2015, we formed iBio CMO LLC (“iBio CMO”), as a Delaware limited liability company, to develop and manufacture plant-made pharmaceuticals. Effective July 1, 2017, iBio CMO changed its name to iBio CDMO LLC (“iBio CDMO”). As of December 31, 2015, we owned 100% of iBio CDMO. On January 13, 2016, we entered into a contract manufacturing joint venture with an affiliate of Eastern Capital Limited (“Eastern”), a stockholder of the Company (the “Eastern Affiliate”). The Eastern Affiliate contributed $15 million in cash for a 30% interest in iBio CDMO. We retained a 70% interest in iBio CDMO and granted iBio CDMO a non-exclusive license to use our proprietary technologies for research purposes and an exclusive U.S. license for manufacturing purposes. We retained the exclusive right to grant product licenses to those who wish to sell or distribute products made using our technology. On February 23, 2017, the Company entered into an exchange agreement with the Eastern Affiliate, pursuant to which the Company acquired substantially all of the interest held by the Eastern Affiliate in iBio CDMO and issued one share of the Company’s iBio CMO Preferred Tracking Stock, par value $0.001 per share (“Preferred Tracking Stock”). After giving effect to the transaction, the Company owns 99.99% of iBio CDMO.

At our election or the election of holders of a majority outstanding shares of Preferred Tracking Stock, each outstanding share of Preferred Tracking Stock may be exchanged for 29,990,000 units of limited liability company interests of iBio CDMO. Such exchange may be effected only after March 31, 2018, or in connection with a winding up, liquidation or deemed liquidation (such as a merger) of the Company or iBio CDMO. In addition, such exchange will take effect upon a change in control of iBio CDMO.

iBio CDMO’s operations take place in Bryan, Texas in a facility controlled by another affiliate of Eastern (the “Second Eastern Affiliate”) as sublandlord. The facility is a Class A life sciences building on the campus of Texas A&M University, designed and equipped for plant-made manufacture of biopharmaceuticals. The Second Eastern Affiliate granted iBio CDMO a 34-year capital lease for the facility. Commercial activities commenced in January 2016 with the large majority of efforts directed towards recommissioning the facility to help meet cGMP manufacturing standards. iBio CDMO expects to operate on the basis of three parallel lines of business: (1) development and manufacturing of third-party products; (2) development and production of iBio’s proprietary product(s) for treatment of fibrotic diseases and/or other proprietary iBio products; and (3) commercial technology transfer services including facility design, as needed.

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Proprietary iBio technologies have been used to advance development of certain products that have been commercially infeasible to develop with conventional technologies such as Chinese hamster ovary cell systems and microbial fermentation methods. We believe iBio technologies can be used to create and operate manufacturing facilities at substantially lower capital and operating costs. These include development and manufacture of both vaccine and therapeutic product candidates. iBio CDMO is promoting commercial collaborations with third parties on the basis of these technology advantages and plans to work with customers to achieve laboratory scale technical milestones that can form the basis of longer-term manufacturing business arrangements. iBio itself is a client of iBio CDMO for further IND advancement of its proprietary products beginning with IBIO-CFB03 for the treatment of a range of fibrotic diseases. Dependent upon the success of IND advancement, iBio will then work with iBio CDMO on the production of IBIO-CFB03 for clinical trials and, with clinical success, for commercial launch.

Due to the lower capital and operating cost requirements for pharmaceutical production via iBio technologies versus legacy methods, certain corporations and governments that have not already established manufacturing capacity for biologic products are client prospects for both development and for commercial technology transfer services to enable autonomous manufacturing in the market being served. For example, in Brazil, iBio has been collaborating with the Oswaldo Cruz Foundation (Fiocruz) to develop a recombinant yellow fever vaccine based on iBio technology. iBio’s contract with Fiocruz provides for commercial technology transfer services as the product candidates enter human clinical trials. Over time, iBio expects to work closely with iBio CDMO to provide such technology transfer services for a variety of both commercial and government clients.

Our Corporate Information

We are a Delaware corporation. Our principal executive/administrative offices are located at 600 Madison Avenue, Suite 1601, New York, NY 10022, and our telephone number is (302) 355-0650. Our website address is http://www.ibioinc.com. Information on or accessed through our website is not incorporated into this prospectus and is not a part of this prospectus. Our common stock is traded on NYSE American under the symbol “IBIO”.

Reverse Stock Split

Our board of directors and stockholders approved a 1-for-10 reverse split of our common stock, which was effected on June 8, 2018. The reverse split combined each ten shares of our outstanding common stock into one share of common stock. No fractional shares were issued in connection with the reverse stock split. Stockholders of record who otherwise were entitled to receive fractional shares, because they held a number of pre-split shares not evenly divisible by the number of pre-split shares for which each post-split share is to be exchanged, are entitled, to a cash payment in lieu thereof. All references to common stock, options to purchase common stock, restricted stock, share data, per share data and related information have been retroactively adjusted, where applicable, in this prospectus to reflect the reverse split of our common stock as if it had occurred at the beginning of the earliest period presented.

The Offering

Issuer	iBio, Inc.

Shares offered by us	5,555,556 Shares.

Series A Preferred Shares offered by us

6,000 Series A Preferred Shares are also being offered to the purchasers, at their option.  The Series A Preferred Shares have a stated value of $1,000. The Series A Preferred Shares will be convertible into shares of our common stock (subject to adjustment as provided in the related certificate of designation of preferences, rights and limitations) at any time at the option of the holder, at a conversion price equal to the public offering price of the Shares, provided that as a result of such conversion, the holder, together with its affiliates, would not own more than 4.99% of the total number of shares of our common stock issued and outstanding at the time of conversion. Any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.  The Series A Preferred Shares generally do not have any voting rights but are convertible into shares of common stock.  See “Description of Securities — Preferred Stock — Series A Convertible Preferred Stock” for a discussion of the terms of the Series A Preferred Shares.

Series B Preferred Shares offered by us

6,000 Series B Preferred Shares are also being offered to the purchasers, at their option,.  The Series B Preferred Shares have a stated value of $1,000. The Series B Preferred Shares will be convertible into shares of our common stock (subject to adjustment as provided in the related certificate of designation of preferences, rights and limitations) at any time at the option of the holder, at a conversion price equal to the public offering price of the Shares provided that as a result of such conversion, the holder, together with its affiliates, would not own more than 48% of the total number of shares of our common stock issued and outstanding at the time of conversion. The Series B Preferred Shares generally do not have any voting rights but are convertible into shares of common stock.  See “Description of Securities — Preferred Stock — Series B Convertible Preferred Stock” for a discussion of the terms of the Series B Preferred Shares.

Common stock outstanding prior to this offering (as of June 8, 2018)	11,591,827

Common stock to be outstanding after this offering	17,147,383 Shares (or 19,647,383 Shares if the Underwriter exercises its option to purchase additional shares of common stock in full), excludes shares of common stock that may be issued upon conversion of the Series A Preferred Stock and Series B Preferred Stock to be issued in this offering.

Option to purchase additional Shares	We have granted the Underwriter a forty-five (45)-day over-allotment option to purchase up to 2,500,000 additional Shares at the public offering price less estimated underwriting discounts and commissions.

Use of proceeds

We estimate the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $16,954,713 ($19,518,228 if the Underwriter’s over-allotment option to purchase additional Shares is exercised in full), assuming a public offering price of $1.08 per Share, the last reported sale price of our common stock on the NYSE American on June 19, 2018, a public offering price of $1,000 per Series A Preferred Share and a public offering price of $1,000 per Series B Preferred Share. The actual offering price per Share, per Series A Preferred Share and per Series B Preferred Share will be as determined between us and the Underwriter at the time of pricing, and may be at a discount to the current market price. We intend to use the net proceeds from this offering for working capital and general corporate purposes. See the section entitled “Use of Proceeds” beginning on page 33 of this prospectus.

Risk Factors	An investment in the securities offered herein involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 6 of this prospectus for a discussion of factors you should consider carefully before making an investment decision.

NYSE American Market Symbol	“IBIO”

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The number of shares of common stock shown above to be outstanding after this offering is based on 11,591,827 shares of common stock outstanding as of June 19, 2018, which excludes:

•	1,376,333 shares of common stock issuable upon exercise of stock options under our 2008 Omnibus Equity Incentive Plan, with a weighted-average exercise price $12.2 per share;

•	123,666 shares of common stock reserved for future issuance under our 2008 Omnibus Equity Incentive Plan;

•	any shares of common stock issuable to Lincoln Park Capital Fund, LLC (“Lincoln Park”), an Illinois limited liability company, under that certain common stock purchase agreement dated July 24, 2017, by and between the Company and Lincoln Park whereby Lincoln Park agreed to purchase up to an aggregate of $16,000,000 of our common stock from time to time over the 36-month term of the agreement (the “Lincoln Park Purchase Agreement” or “Purchase Agreement”); and

•	Shares of common stock that may be issued upon conversion of the Series A Preferred Shares and Series B Preferred Shares to be issued in this offering.

Unless otherwise indicated, the information in this prospectus assumes that the Underwriter will not exercise its over-allotment option.

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RISK FACTORS

Our business faces many risks. Past experience may not be indicative of future performance, and as noted elsewhere in this prospectus, we have included forward-looking statements about our business, plans and prospects that are subject to change. You should carefully consider the risks described below, as well as those risks described in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each contained in our most recent Annual Report on Form 10-K for the year ended June 30, 2017 and our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2017, which have been filed with the SEC and are incorporated herein by reference in their entirety, as well as other information in this prospectus or in any other documents incorporated by reference. Each of the risks described in these sections and documents could adversely affect our business, financial condition, results of operations and prospects, and could result in a complete loss of your investment. This prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned above. In addition to the other risks or uncertainties contained in this prospectus, the risks described below may affect our operating results, financial condition and cash flows. If any of these risks occur, either alone or in combination with other factors, our business, financial condition or operating results could be adversely affected and the trading price of common stock may decline. Moreover, readers should note this is not an exhaustive list of the risks we face; some risks are unknown or not quantifiable, and other risks that we currently perceive as immaterial may ultimately prove more significant than expected. Statements about plans, predictions or expectations should not be construed to be assurances of performance or promises to take a given course of action.

Risks Related to Our Financial Position and Need for Additional Capital

We have incurred significant losses since our inception. We expect to incur losses during our next fiscal year and may never achieve or maintain profitability.

Since our 2008 spinoff from Integrated BioPharma, Inc., we have incurred operating losses and negative cash flows from operations. Our net loss was approximately $16.1 million for the year ended June 30, 2017 and approximately $10.7 million for the year ended June 30, 2016. For the six months ended December 31, 2017, our net loss was approximately $7.7 million. As of December 31, 2017, we had an accumulated deficit of approximately $79.8 million.

To date, we have financed our operations primarily through the sale of common stock and warrants. We have devoted substantially all of our efforts to research and development, including the development and validation of our technologies, our CDMO facilities, and the development of a proprietary therapeutic product against fibrosis based upon our platform. We have not completed development of or commercialized any vaccine or therapeutic product candidates. We expect to continue to incur significant expenses and operating losses for at least the next fiscal year. We anticipate that our expenses and losses may increase substantially if we:

•	initiate clinical trials of our product candidates;

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•	continue the research and development of our product candidates;

•	seek to discover additional product candidates; and

•	add operational, financial and management information systems and personnel, including personnel to support our product development efforts.

To become and remain profitable, we must succeed in commercializing our technology platforms or we, alone or with our licensees, must succeed in developing and eventually commercializing products that generate significant revenue. In addition, our profitability will depend on continuing to attract and maintain customers for the development, manufacturing and technology transfer services offered by our subsidiary iBio CDMO.

This will require us, alone or with our licensees and collaborators, to be successful in a range of challenging activities, including completing preclinical testing and clinical trials of our product candidates, obtaining regulatory approval for these product candidates and manufacturing, marketing and selling those products for which regulatory approval is obtained or establishing collaborations with parties willing and able to provide necessary capital or other value. We may never succeed in these activities. Our profitability also will depend on spending on iBio CDMO’s services by its customers and potential customers. We may never generate revenues that are significant or large enough to achieve profitability.

Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would diminish the value of our company and could impair our ability to raise capital, expand our business, diversify our product offerings or continue our operations. A decline in the value of our company could also cause you to lose all or part of your investment.

We will need substantial additional funding to execute our business plan, which funding may not be available on commercially acceptable terms or at all. If we are unable to raise capital when needed, we would be forced to delay, reduce or eliminate our product development programs or commercialization efforts.

We have limited financial resources and will need substantial additional funding in connection with our continuing operations. To the extent that we initiate or continue clinical development without securing collaborator or licensee funding, our research and development expenses could increase substantially. Additionally, to the extent that our efforts to outlicense our technology platforms and product candidates are unsuccessful or we find that it is necessary to advance the development of product candidates further than contemplated by our current business plans to secure favorable licensing terms, we would require substantial additional capital.

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On July 24, 2017, we entered into a common stock purchase agreement with Lincoln Park Capital Fund, LLC (“Lincoln Park”), an Illinois limited liability company, pursuant to which Lincoln Park has agreed to purchase from us up to an aggregate of $16,000,000 of our common stock (subject to certain limitations) from time to time over the 36-month term of the agreement (the “Lincoln Park Purchase Agreement” or “Purchase Agreement”). As a result, on July 24, 2017, 120,000 shares of our common stock were issued to Lincoln Park as consideration for Lincoln Park’s commitment to purchase shares of our common stock under the Purchase Agreement (the “Commitment Shares”), and 250,000 shares of common stock were sold to Lincoln Park in an initial purchase for an aggregate gross purchase price of $1,000,000 (the “Initial Purchase Shares”). In connection with the Purchase Agreement, on July 24, 2017, we entered into a registration rights agreement with Lincoln Park subsequent to which we filed with the SEC a registration statement on Form S-1 to register for resale under the Securities Act of 1933, as amended, or the Securities Act, the shares of common stock that have been or may be issued to Lincoln Park under the Purchase Agreement. Since we entered into the Purchase Agreement with Lincoln Park, we have issued and sold 60,000 shares of common stock to Lincoln Park pursuant to the Purchase Agreement, not including the Commitment Shares and Initial Purchase Shares.

The extent to which we continue to utilize the Purchase Agreement as a source of funding will depend on a number of factors, including the prevailing market price of our common stock, the volume of trading in our common stock and the extent to which we are able to secure funds from other sources. The number of shares that we may sell to Lincoln Park under the Purchase Agreement on any given day and during the term of the agreement is limited. Additionally, we and Lincoln Park may not effect any sales of shares of our common stock under the Purchase Agreement during the continuance of an event of default under the term of the agreement. Even if we are able to access the full $16.0 million under the Purchase Agreement, we may still need additional capital to fully implement our business, operating and development plans.

On November 30, 2017, we completed a public offering of shares of our common stock raising gross proceeds of $4,500,000. The shares of common stock were issued pursuant to an underwriting agreement entered into between the Company and Aegis Capital Corp.

When we elect to raise additional funds or additional funds are required, we may raise such funds from time to time through public or private equity offerings, debt financings, corporate collaboration and licensing arrangements or other financing alternatives, as well as through sales of common stock to Lincoln Park under the Purchase Agreement. Additional equity or debt financing or corporate collaboration and licensing arrangements may not be available on acceptable terms, if at all. If we are unable to raise capital in sufficient amounts when needed or on attractive terms, we would be forced to delay, reduce or eliminate our research and development programs or commercialization efforts and our ability to generate revenues and achieve or sustain profitability will be substantially harmed.

We expect that our existing cash on hand as of December 31, 2017 in the amount of $7.3 million, together with the proceeds of this offering, funds we expect to develop from future sales pursuant to the Lincoln Park Purchase Agreement, and proceeds realized in connection with license and collaboration arrangements and the operation of our subsidiary, iBio CDMO LLC, will be sufficient to meet our projected operating requirements going forward. We have based this projection on assumptions that may prove to be wrong, in which case we may deplete our cash resources sooner than we currently anticipate. Our future capital requirements will depend on many factors, including:

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•	our ability to attract additional licensees or other third parties willing to fund development, and if successful, commercialization of product candidates;

•	the success and expansion of our existing collaboration with Fiocruz and any new license agreements we may enter into;

•	the costs, timing and regulatory review of our product candidates;

•	the further obtaining and retention of developmental and manufacturing opportunities at the CDMO;

•	the costs of preparing, filing and prosecuting patent applications and maintaining, enforcing and defending intellectual property-related claims; and

•	the extent to which we acquire or invest in businesses, products and technologies.

Conducting preclinical testing and clinical trials is a time-consuming, expensive and uncertain process that takes years to complete, and we may never generate the data necessary to attract additional licensees and we and our current licensees may never generate the data required for product candidates to obtain the regulatory approvals necessary for product sales. Even if approved, product candidates may not achieve commercial success. Currently, we expect our commercial revenues, if any, to be product development fees, development milestone payments, and other license proceeds, including royalties derived from sales of products that we do not expect to be commercially available for several years, if at all. Accordingly, to achieve our business objectives we will need to continue to rely on additional financing which may not be available to us on acceptable terms, or at all.

If we are unsuccessful in raising additional capital or other alternative financing, we might have to defer or abandon our efforts to commercialize our intellectual property and decrease or even cease operations.

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

Until such time as we can generate substantial license, service or product revenues, we expect to finance our cash needs through a combination of equity offerings, collaborations, strategic alliances, licensing and other arrangements. Sources of funds may not be available or, if available, may not be available on terms satisfactory to us.

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If we raise additional funds by issuing equity securities, our stockholders will experience dilution. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Any debt financing or additional equity that we raise may contain terms, such as liquidation and other preferences, which are not favorable to us or our stockholders. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, our business, operating results, financial condition and prospects could be materially and adversely affected and we may be unable to continue our operations.

To the extent that we raise additional capital through a public or private offering and sale of equity securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a stockholder. If we raise additional funds through collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, our business, operating results, financial condition and prospects could be materially and adversely affected and we may be unable to continue our operations.

We have a limited operating history, which may limit the ability of investors to make an informed investment decision.

We commenced independent operations in 2008, and our operations to date have included organizing and staffing our company, business planning, raising capital, acquiring and developing our proprietary technology platforms, identifying potential product candidates and undertaking, through third parties, preclinical trials and clinical trials of product candidates derived from our technologies. Certain iBioLaunch™-derived vaccine candidates have been evaluated in completed or ongoing Phase 1 clinical trials; however, all our other vaccine and therapeutic protein product candidates are still in preclinical development. Neither we nor our collaborators have completed any other clinical trials for any vaccine or therapeutic protein product candidate produced using iBio technology. As a result, we have not yet demonstrated our ability to successfully complete any Phase 2 or pivotal clinical trials, obtain regulatory approvals, manufacture a commercial scale product, or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful product commercialization. Consequently, any conclusion you reach about our future success or viability may not be as predictive as it might be if we had a longer operating history.

We may require additional financing to sustain our operations and without it we may not be able to continue operations.

As of December 31, 2017, our accumulated deficit was approximately $79.8 million. We do not currently have sufficient financial resources to fund our operations or those of our subsidiaries. Therefore, we need additional funds to continue these operations.

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We sold 250,000 shares of common stock to Lincoln Park in an initial purchase under the Purchase Agreement on July 24, 2017, for an aggregate gross purchase price of $1,000,000. Since July 24, 2017, we have sold an additional 60,000 shares of common stock to Lincoln Park for an aggregate purchase price of $121,290. We may direct Lincoln Park to purchase up to an additional $14,878,710 worth of shares of our common stock (excluding the initial purchase) under our agreement over a 36-month period generally in amounts up to 10,000 shares of our common stock, which may be increased to up to 60,000 shares of our common stock depending on the market price of our common stock at the time of sale and subject to a maximum limit of $1,000,000 per purchase, on any such business day.

The extent we rely on Lincoln Park as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Lincoln Park were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell all $16,000,000 under the Purchase Agreement to Lincoln Park, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

Risks Related to the Development and Commercialization of Our Platform Technologies and Product Candidates

We may expend our limited resources to pursue a particular technology or product candidate and fail to capitalize on technologies or product candidates that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we focus on specific product candidates derived from or enhanced by our technologies. As a result, we may forego or delay pursuit of opportunities with other technology platforms or product candidates that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending may not yield any commercially viable products.

We have based our research and development efforts on our technologies and product candidates derived from such technologies. Notwithstanding our large investment to date and anticipated future expenditures in these technologies, we have not yet developed, and may never successfully develop, any marketed products using these technologies. As a result of our exclusive use of our own technologies, we may fail to address or develop product candidates based on other scientific approaches that may offer greater commercial potential or for which there is a greater likelihood of success.

We also may not be successful in our efforts to identify or discover additional product candidates using our technology platforms. Research programs to identify new product candidates require substantial technical, financial and human resources. These research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development.

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If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements on terms less favorable to us than possible.

We are very early in our development efforts. If we or our collaborators are unable to successfully develop and commercialize product candidates or experience significant delays in doing so, our business will be materially harmed.

Excepting a limited number of vaccine candidates that have been evaluated in completed Phase 1 clinical trials, all our other vaccine and therapeutic protein product candidates are still in preclinical development. Our ability to generate product sales revenues for our own products, which we do not expect will occur for many years, will depend heavily on the successful development and eventual commercialization of our product candidates. The success of our product candidates will depend on several factors, including the following:

•	completion of preclinical studies and clinical trials with positive results;

•	receipt of marketing approvals from applicable regulatory authorities;

•	obtaining and maintaining patent and trade secret protection and regulatory exclusivity for our product candidates;

•	making arrangements with third-party manufacturers for commercial manufacturing capabilities;

•	launching commercial sales of our products, if and when approved, whether alone or in collaboration with others;

•	successfully maintaining existing collaborations and entering into new ones throughout the development process as appropriate, from preclinical studies through to commercialization;

•	acceptance of the products, if and when approved, by patients, the medical community and third-party payors;

•	effectively competing with other products;

•	obtaining and maintaining coverage and adequate reimbursement by third-party payors, including government payors, for any products we successfully develop;

•	protecting our rights in our intellectual property portfolio; and

•	maintaining a continued acceptable safety profile of the products following approval.

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If we or our collaborators do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully develop and commercialize our product candidates, which would materially harm our business.

We may not be successful in our efforts to use iBio technologies to build a pipeline of product candidates and develop marketable products.

While we believe that the data that we and our collaborators have obtained from preclinical studies and Phase 1 clinical trials of iBio-derived and iBio-enhanced product candidates has validated these technology platforms, our platforms have not yet, and may never lead to, approvable or marketable products. Even if we are successful in further validating our platforms and continuing to build our pipeline, the potential product candidates that we identify may not be suitable for clinical development for many possible reasons, including harmful side effects, limited efficacy or other characteristics that indicate that such product candidates are unlikely to be products that will receive marketing approval and achieve market acceptance. If we and our collaborators do not successfully develop and commercialize product candidates based upon our technological approach, we will not obtain product or collaboration revenues in future periods, which likely would result in significant harm to our financial position and adversely affect our stock price.

Neither we nor our licensees will be able to commercialize product candidates based on our platform technologies if preclinical studies do not produce successful results or clinical trials do not demonstrate safety and efficacy in humans.

Preclinical and clinical testing is expensive, difficult to design and implement, can take many years to complete and has an uncertain outcome. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and interim results of a clinical trial do not necessarily predict final results. We and our licensees may experience numerous unforeseen events during, or as a result of, preclinical testing and the clinical trial process that could delay or prevent the commercialization of product candidates based on our iBioLaunch and iBioModulator technologies, including the following:

•	Preclinical or clinical trials may produce negative or inconclusive results, which may require additional preclinical testing, additional clinical trials or the abandonment of projects that we expect to be promising. For example, promising animal data may be obtained about the anticipated efficacy of a therapeutic protein product candidate and then human tests may not result in such an effect. In addition, unexpected safety concerns may be encountered that would require further testing even if the therapeutic protein product candidate produced an otherwise favorable response in human subjects.

•	Initial clinical results may not be supported by further or more extensive clinical trials. For example, a licensee may obtain data that suggest a desirable immune response from a vaccine candidate in a small human study, but when tests are conducted on larger numbers of people, the same extent of immune response may not occur. If the immune response generated by a vaccine is too low or occurs in too few treated individuals, then the vaccine will have no commercial value.

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•	Enrollment in our or our licensee’s clinical trials may be slower than projected, resulting in significant delays. The cost of conducting a clinical trial increases as the time required to enroll adequate numbers of human subjects to obtain meaningful results increases. Enrollment in a clinical trial can be a slower-than-anticipated process because of competition from other clinical trials, because the study is not of interest to qualified subjects, or because the stringency of requirements for enrollment limits the number of people who are eligible to participate in the clinical trial.

•	We or our licensees might have to suspend or terminate clinical trials if the participating subjects are being exposed to unacceptable health risks. Animal tests do not always adequately predict potential safety risks to human subjects. The risk of any candidate product is unknown until it is tested in human subjects, and if subjects experience adverse events during the clinical trial, the trial may have to be suspended and modified or terminated entirely.

•	Regulators or institutional review boards may suspend or terminate clinical research for various reasons, including safety concerns or noncompliance with regulatory requirements.

•	Any regulatory approval ultimately obtained may be limited or subject to restrictions or post-approval commitments that render the product not commercially viable.

•	The effects of iBio-derived or iBio-enhanced product candidates may not be the desired effects or may include undesirable side effects.

Significant clinical trial delays could allow our competitors to bring products to market before we or our licensees do and impair our ability to commercialize our technologies and product candidates based on our technologies. Poor clinical trial results or delays may make it impossible to license a product candidate or so reduce its attractiveness to prospective licensees that we will be unable to successfully develop and commercialize such a product candidate.

If we are not able to obtain, or if there are delays in obtaining, required regulatory approvals, we will not be able to commercialize our product candidates or will not be able to do so as soon as anticipated, and our ability to generate revenue will be materially impaired.

Our product candidates and the activities associated with their development and commercialization, including their design, testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale and distribution, are subject to comprehensive regulation by the FDA and by similar regulatory authorities outside the United States. Failure to obtain marketing approval for a product candidate will prevent us from commercializing the product candidate. We have not received approval to market any of our product candidates from regulatory authorities in any jurisdiction. We have only limited experience in filing and supporting the applications necessary to gain marketing approvals and expect to rely on third parties to assist us in this process. Securing marketing approval requires the submission of extensive preclinical and clinical data and supporting information to regulatory authorities for each therapeutic indication to establish the product candidate’s safety and efficacy. Securing marketing approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, the regulatory authorities. Our product candidates may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining marketing approval or prevent or limit commercial use.  If any of our product candidates receives marketing approval, the accompanying label may limit the approved use in such a restrictive manner that it is not possible to obtain commercial viability for such product.

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The process of obtaining marketing approvals, both in the United States and abroad, is expensive and may take many years. If additional clinical trials are required for certain jurisdictions, these trials can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidates involved, and may ultimately be unsuccessful. Changes in marketing approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review process for each submitted product application, may cause delays in the review and approval of an application. Regulatory authorities have substantial discretion in the approval process and may refuse to accept a marketing application as deficient or may decide that our data is insufficient for approval and require additional preclinical, clinical or other studies. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent marketing approval of a product candidate. Any marketing approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the approved product not commercially viable.

Although the FDA and other regulatory authorities have approved plant-based therapeutics in the past, consistent with the oversight of all products, the FDA is monitoring whether these plant-based therapeutics pose any health and human safety risks. While they have not issued any regulation to date that is adverse to plant-based vaccines or therapeutics, it is possible that the FDA and other regulatory authorities could issue regulations in the future that could adversely affect our product candidates.

If we experience delays in obtaining approval or if we fail to obtain approval of our product candidates, the commercial prospects for our product candidates may be harmed and our ability to generate revenues will be materially impaired.

Alternative technologies may supersede our technologies or make them noncompetitive, which would harm our ability to generate future revenue.

The manufacture of biologics and the methods of such manufacture are intensely competitive fields. Each of these fields is characterized by extensive research efforts, which result in rapid technological progress that can render existing technologies obsolete or economically noncompetitive. If our competitors succeed in developing more effective technologies or render our technologies obsolete or noncompetitive, our business will suffer. Many universities, public agencies and established pharmaceutical, biotechnology, and other life sciences companies with substantially greater resources than we have are developing and using technologies and are actively engaging in the development of products similar to or competitive with our technologies and products. To remain competitive, we must continue to invest in new technologies and improve existing technologies. To make such renewing investment we will need to obtain additional financing. If we are unable to secure such financing, we will not have sufficient resources to continue such investment.

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Our competitors may devise methods and processes for protein expression that are faster, more efficient or less costly than that which can be achieved using iBio technologies. There has been and continues to be substantial academic and commercial research effort devoted to the development of such methods and processes. If successful competitive methods are developed, it may undermine the commercial basis for iBio products and our technologies and related services.

We have no experience in the sales, marketing and distribution of pharmaceutical products.

If we fail to establish commercial licenses for our iBio products and technologies or fail to enter into arrangements with partners with respect to the sales and marketing of any of our future potential product candidates, we might need to develop a sales and marketing organization with supporting distribution capability in order to directly market product candidates we successfully develop. Significant additional expenditures would be required for us to develop such an in-house sales and marketing organization.

Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of any products that we may develop.

We face the risk of product liability exposure in connection with the testing of our product candidates in human clinical trials and will face an even greater risk if we commercially sell any products that we may develop. If we cannot successfully defend ourselves against claims that our product candidates or products caused injuries, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for any product candidates or products that we may develop;

•	injury to our reputation and significant negative media attention;

•	withdrawal of clinical trial participants;

•	significant costs to defend the related litigation;

•	substantial monetary awards to trial participants or patients;

•	loss of revenue;

•	reduced resources of our management to pursue our business strategy; and

•	the inability to commercialize any products that we may develop.

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Prior to commencing human clinical trials, we will seek to obtain product liability insurance coverage. Such insurance coverage is expensive and may not be available in coverage amounts we seek or at all. If we obtain such coverage, we may in the future be unable to maintain such coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

Risks Related to Dependence on Third Parties

Establishing and maintaining collaborations is a key component of our business strategy. If we are unable to establish new collaborations and maintain both new and existing collaborations, or if these collaborations are not successful, our business could be adversely affected.

Our current business plan contemplates that we will in the future derive significant revenues from collaborators and licensees that successfully utilize iBio technologies in connection with the production, development and commercialization of vaccines and therapeutic protein product candidates. Our realization of these revenues and dependence on existing collaborations, and any future collaborations we enter into, is subject to a number of risks, including the following:

•	collaborators may have significant discretion in determining the efforts and resources that they will apply to these collaborations;

•	collaborators may not perform their obligations as expected;

•	collaborators may not pursue development and, if successful, commercialization of product candidates or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in the collaborators’ strategic focus or available funding, or external factors, such as an acquisition, that divert resources or create competing priorities;

•	collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

•	collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our products or product candidates if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours, which may cause collaborators to cease to devote resources to the commercialization of our product candidates;

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•	collaborators with marketing and distribution rights to one or more of our product candidates that achieve regulatory approval may not commit sufficient resources to the marketing and distribution of such product or products; or commercialization of product candidates, might lead to additional responsibilities for us with respect to product candidates, or might result in litigation or arbitration, any of which would be time-consuming and expensive;

•	collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential litigation;

•	collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability;

•	collaborations may be terminated for the convenience of the collaborator and, if terminated, we would potentially lose the right to pursue further development or commercialization of the applicable product candidates;

•	collaborators may learn about our technology and use this knowledge to compete with us in the future;

•	results of collaborators’ preclinical or clinical studies could produce results that harm or impair other products using our technology;

•	there may be conflicts between different collaborators that could negatively affect those collaborations and potentially others; and

•	the number and type of our collaborations could adversely affect our attractiveness to future collaborators or acquirers.

If our collaborations do not result in the successful development and commercialization of products or if one or more of our collaborators terminates its agreement with us, we may not receive any future research and development funding or milestone or royalty payments under the collaboration. If we do not receive the funding we expect under these agreements, our continued development of our product candidates could be delayed and we may need additional resources to develop additional product candidates. There can be no assurance that our collaborations will produce positive results or successful products on a timely basis or at all.

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We seek to establish and collaborate with additional pharmaceutical and biotechnology companies for development and potential commercialization of iBio technology-produced and iBio technology-enhanced product candidates. We face significant competition in seeking appropriate collaborators. Our ability to reach a definitive agreement for a collaboration depends, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. If we fail to reach agreements with suitable collaborators on a timely basis, on acceptable terms, or at all, we may have to curtail the development of a product candidate, reduce or delay its development or the development of one or more of our other product candidates, or increase our expenditures and undertake additional development or commercialization activities at our own expense. If we elect to fund and undertake development or commercialization activities on our own, we may need to obtain additional expertise and additional capital, which may not be available to us on acceptable terms or at all. If we fail to enter into collaborations and do not have sufficient funds or expertise to undertake the necessary development and commercialization activities, we may not be able to further develop our product candidates or bring them to market or continue to develop our product portfolio and our business may be materially and adversely affected.

If third parties on whom we or our licensees will rely for the conduct of preclinical studies and clinical trials do not perform as contractually required or as we expect, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business may suffer.

We do not have the ability to independently conduct the preclinical studies and clinical trials required to obtain regulatory approval for our product candidates. We have not yet contracted with any third parties to conduct clinical trials of product candidates we develop independently of collaborators. We will depend on licensees or on independent clinical investigators, contract research organizations and other third party service providers to conduct the clinical trials of our product candidates. We will rely heavily on these parties for successful execution of our clinical trials but will not control many aspects of their activities. For example, the investigators participating in our clinical trials will not be our employees. However, we will be responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Third parties may not complete activities on schedule, or may not conduct our clinical trials in accordance with regulatory requirements or our stated protocols. The failure of these third parties to carry out their obligations could delay or prevent the development, approval and commercialization of our product candidates.

If revenue from a third-party customer or client is concentrated in an amount that makes up a significant percentage of our total revenues, we may be adversely impacted by the significant dependence upon that client, including but not limited to, receipt and collections of outstanding amounts, continued operational allocations toward the client and related efficiencies, capacity and opportunity costs.

At this time, we are continually promoting our technologies and CDMO capabilities to further expand and grow our revenue base and business. We will continue to consider any potential revenue and client related concentration risks. At June 30, 2017, Fiocruz represented a significant percentage, greater than 10%, of our total revenues.

Risks Related to Intellectual Property

If we or our licensors are unable to obtain and maintain patent protection for our technology and products, or if the scope of the patent protection obtained is not sufficiently broad, competitors could develop and commercialize technology and products similar or identical to ours, and our ability to successfully commercialize our technology and products may be impaired.

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Our success depends in part on our ability to obtain and maintain patent and other intellectual property protection in the United States and other countries with respect to our proprietary technology and products. We seek to protect our proprietary position by filing patent applications in the United States and abroad related to our novel technologies and product candidates and by maintenance of our trade secrets through proper procedures.

The patent prosecution process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost, in a timely manner, or in all jurisdictions. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection.

The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. In addition, the laws of foreign countries may not protect our rights to the same extent as the laws of the United States and we may fail to seek or obtain patent protection in all major markets. For example, European patent law restricts the patentability of methods of treatment of the human body more than United States law does. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot know with certainty whether we were the first to make the inventions claimed in our owned patents or pending patent applications, or that we were the first to file for patent protection of such inventions, nor can we know whether those from whom we license patents were the first to make the inventions claimed or were the first to file. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our pending and future patent applications may not result in patents being issued which protect our technology or products, in whole or in part, or which effectively prevent others from commercializing competitive technologies and products. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection.

Patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. On September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. The Leahy-Smith Act includes a number of significant changes to United States patent law. These include provisions that affect the way patent applications are prosecuted and may also affect patent litigation. The U.S. Patent and Trademark Office, or U.S. PTO, recently developed new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first to file provisions, only became effective on March 16, 2013. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business and financial condition.

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Moreover, we may be subject to a third-party pre-issuance submission of prior art to the U.S. PTO, or become involved in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings challenging our patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize our technology or products and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

Even if our pending or future patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage. Our competitors may be able to circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and products. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

We may become involved in lawsuits to protect or enforce our patents or other intellectual property, which could be expensive, time-consuming and ultimately unsuccessful.

Competitors may infringe our issued patents or other intellectual property. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe their intellectual property. In addition, in a patent infringement proceeding, a court may decide that a patent of ours is invalid or unenforceable, in whole or in part, construe the patent’s claims narrowly or refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation proceeding could put one or more of our patents at risk of being invalidated or interpreted narrowly, which could adversely affect us and our collaborators.

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Third parties may initiate legal proceedings alleging that we are infringing their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of our business.

Our commercial success depends upon our ability, and the ability of our collaborators, to develop, manufacture, market and sell our product candidates and use our proprietary technologies without infringing the proprietary rights of third parties. There is considerable intellectual property litigation in the biotechnology and pharmaceutical industries. While no such litigation has been brought against us and we have not been held by any court to have infringed a third party’s intellectual property rights, we cannot guarantee that our technology, products or use of our products do not infringe third-party patents. It is also possible that we have failed to identify relevant third-party patents or applications. For example, applications filed before November 29, 2000 and certain applications filed after that date that will not be filed outside the United States remain confidential until patents issue. Patent applications in the United States and elsewhere are published approximately 18 months after the earliest filing, which is referred to as the priority date. Therefore, patent applications covering our products or technology could have been filed by others without our knowledge. Additionally, pending patent applications which have been published can, subject to certain limitations, be later amended in a manner that could cover our technologies, our products or the use of our products.

We may become party to, or threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to our products and technology, including interference or derivation proceedings before the U.S. PTO and similar bodies in other countries. Third parties may assert infringement claims against us based on existing intellectual property rights and intellectual property rights that may be granted in the future.

If we are found to infringe a third party’s intellectual property rights, we could be required to obtain a license from such third party to continue developing and marketing our products and technology. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. We could be forced, including by court order, to cease commercializing the infringing technology or product. In addition, we could be found liable for monetary damages, including treble damages and attorneys’ fees if we are found to have willfully infringed a patent. A finding of infringement could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could materially harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business.

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Intellectual property litigation could cause us to spend substantial resources and distract our personnel from their normal responsibilities.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our limited number of personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could compromise our ability to compete in the marketplace.

If we are unable to protect our trade secrets, our business and competitive position would be harmed.

In addition to seeking patents for some of our technology and product candidates, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. We seek to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. We also seek to enter into confidentiality and invention or patent assignment agreements with our employees and consultants. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Our trade secrets may also be obtained by third parties by other means, such as breaches of our physical or computer security systems. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be harmed.

Risks Related to iBio CDMO’s Operations

If iBio CDMO is unable to provide quality and timely offerings to its customers, its business could suffer, which could have a material adverse impact on our business and results of operations.

In January 2016, we entered into a contract manufacturing joint venture operated through our subsidiary iBio CDMO. iBio CDMO operates on the basis of three parallel lines of business: (1) development and manufacturing of third party products; (2) development and production of iBio’s proprietary product(s) for treatment of fibrotic diseases; and (3) commercial technology transfer services. iBio CDMO’s operations take place in Bryan, Texas in a facility controlled by an affiliate of Eastern Capital Limited (“Eastern”), a stockholder of the Company, as sublandlord. The facility is a Class A life sciences building on the campus of Texas A&M University, designed and equipped for plant-made manufacture of biopharmaceuticals.

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A failure of quality control systems in iBio CDMO’s facilities could cause problems to arise in connection with facility operations or during preparation or provision of products, in both cases, for a variety of reasons, including equipment malfunction, failure to follow specific protocols and procedures, problems with raw materials or environmental factors. Such problems could affect production of a particular batch or series of batches, requiring the destruction of products, or could halt facility production altogether. In addition, failure to meet required quality standards may result in failure to timely deliver products to customers. Any such incident could, among other things, lead to increased costs, lost revenue, reimbursement to customers, damage to and possibly termination of existing customer relationships, time and expense spent investigating the cause and, depending on the cause, similar losses with respect to other batches or products. If problems are not discovered before a product is released to the market, we may be subject to regulatory actions, including product recalls, product seizures, injunctions to halt manufacture and distribution, restrictions on our operations, civil sanctions, including monetary sanctions, and criminal actions. In addition, such issues could subject us to litigation, the cost of which could be significant.

A failure by iBio CDMO to attract and maintain customers and any reduction in spending or demand for iBio CDMO’s manufacturing, development and technology transfer services could have a material adverse effect on our business.

iBio CDMO’s operations will depend, in part, on its ability to attract and maintain customers for its development, manufacturing and technology transfer services and on the amount of customer spending on such services. If iBio CDMO fails to attract customers or its customers’ and potential customers’ spending on iBio CDMO’s services is reduced, this may have a material adverse effect on our business, results of operations and financial condition.

iBio CDMO’s operations are subject to environmental, health and safety laws and regulations, which could increase costs and restrict operations in the future.

iBio CDMO’s operations are subject to a variety of environmental, health and safety laws and regulations, including those of the Environmental Protection Agency and equivalent local and state agencies. These laws and regulations govern, among other things, air emissions, wastewater discharges, the use, handling and disposal of hazardous substances and wastes, soil and groundwater contamination and employee health and safety. Any failure to comply with environmental, health and safety requirements could result in the limitation or suspension of production or monetary fines or civil or criminal sanctions, or other future liabilities. iBio CDMO is also subject to laws and regulations governing the destruction and disposal of raw materials and the handling and disposal of regulated material.

A failure by iBio CDMO to hire and retain an appropriately skilled and adequate workforce could adversely impact the ability of the facility to operate and function efficiently.

iBio CDMO’s operations will depend, in part, on its ability to attract and retain an appropriately skilled and sufficient workforce to operate its development and manufacturing facility. The facility is located in a growing biotechnology hub and competition for skilled workers will continue to increase as the industry undergoes further growth in the area.

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Risks Related to Business Operations

If we acquire companies, products or technologies, we may face integration risks and costs associated with those acquisitions that could negatively impact our business, results from operations and financial condition.

If we are presented with appropriate opportunities, we may acquire or make investments in complementary companies, products or technologies. We may not realize the anticipated benefit of any acquisition or investment. If we acquire companies or technologies, we will face risks, uncertainties and disruptions associated with the integration process, including difficulties in the integration of the operations of an acquired company, integration of acquired technology with our products, diversion of our management’s attention from other business concerns, the potential loss of key employees or customers of the acquired business, and impairment charges if future acquisitions are not as successful as we originally anticipate. In addition, our operating results may suffer because of acquisition-related costs or amortization expenses or charges relating to acquired intangible assets. Any failure to successfully integrate other companies, products or technologies that we may acquire may have a material adverse effect on our business and results of operations. Furthermore, we may have to incur debt or issue equity securities to pay for any additional future acquisitions or investments, the issuance of which could be dilutive to our existing stockholders.

Our future success depends on our ability to retain our officers and directors, scientists, and other key employees and to attract, retain and motivate qualified personnel.

Our success depends on our ability to attract, retain and motivate highly qualified management and scientific personnel. In particular, we are highly dependent on Robert B. Kay, our Executive Chairman and Chief Executive Officer, our other officers and directors, scientists and key employees. The loss of any of these persons or their expertise would be difficult to replace and could have a material adverse effect on our ability to achieve our business goals. In addition, the loss of the services of any one of these persons may impede the achievement of our research, development and commercialization objectives by diverting management’s attention to the identification of suitable replacements, if any. There can be no assurance that we will be successful in hiring or retaining qualified personnel, and our failure to do so could have a material adverse effect on our business, financial condition and results of operations.

We face intense competition, including from companies with greater resources and experience than us, which may negatively affect our commercial opportunities.

The biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. We face competition from many different sources, including commercial pharmaceutical and biotechnology enterprises, academic institutions, government agencies, and private and public research institutions. Our commercial opportunities will be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer side effects or are less expensive than any products that we or our collaborators may develop based on the use of our technologies.

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Many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, clinical trials, regulatory approvals and marketing approved products than we do. Smaller or early stage companies may also prove to be significant competitors, particularly through arrangements with large and established companies, and this may reduce the value of our technologies for the purposes of establishing license agreements. In addition, these third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies and technology licenses complementary to our programs or advantageous to our business.

We expect to rely upon licensees, collaborators or customers for support in advancing certain of our drug candidates and intend to rely on additional work with our collaborators during our efforts to commercialize our product candidates. Our licensees, collaborators or customers may be conducting multiple product development efforts within the same disease areas that are the subjects of their agreements with us. Agreements with collaborators may not preclude them from pursuing development efforts using a different approach from that which is the subject of our agreement with them. Any of our drug candidates, therefore, may be subject to competition with a drug candidate under development by a customer.

For all the foregoing reasons, we may not be able to compete successfully against our competitors.

Risks Related to Our Stock Purchase Agreement with Lincoln Park

Sales of our common stock to Lincoln Park may cause substantial dilution to our existing stockholders and the sale of the shares of our common stock acquired by Lincoln Park could cause the price of our common stock to decline.

On July 24, 2017, we entered into the Purchase Agreement with Lincoln Park pursuant to which Lincoln Park has agreed to purchase from us up to an aggregate of $16,000,000 of our common stock (subject to certain limitations) from time to time over the 36-month term of the Purchase Agreement. As a result, on July 24, 2017, 120,000 shares of our common stock were issued to Lincoln Park as consideration for Lincoln Park’s commitment to purchase shares of our common stock under the Purchase Agreement (the “Commitment Shares”), and 250,000 shares of common stock (the “Initial Purchase Shares”) were sold to Lincoln Park in an initial purchase for an aggregate gross purchase price of $1,000,000 (the “Initial Purchase Amount”). Since we entered into the Purchase Agreement with Lincoln Park, we have issued and sold 60,000 shares of common stock to Lincoln Park pursuant to the Purchase Agreement for an aggregate gross purchase price of $121,290 not including the Commitment Shares and Initial Purchase Shares.

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The number of shares ultimately offered for sale to Lincoln Park is dependent upon the number of shares we elect to sell to Lincoln Park under the Purchase Agreement. Depending upon market liquidity at the time, sales of shares of our common stock under the Purchase Agreement may cause the trading price of our common stock to decline. Lincoln Park may ultimately purchase all or only some of the $16.0 million of our common stock that we may sell under the Purchase Agreement. After Lincoln Park acquires shares under the Purchase Agreement, it may sell all, some or none of those shares. Sales to Lincoln Park by us pursuant to the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock to Lincoln Park, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of any sales of our shares to Lincoln Park, and we may terminate the Lincoln Park Purchase Agreement at any time at our discretion without any cost to us.

Our management has broad discretion over the amounts, timing and use of the net proceeds that we may receive pursuant to the Purchase Agreement, you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Our management has broad discretion in the timing and application of any net proceeds that we may receive from any future sales of common stock to Lincoln Park pursuant to the Purchase Agreement. Management could use these proceeds for purposes other than those currently contemplated. Accordingly, you will be relying on the judgment of our management with regard to the timing and use of these net proceeds, and you will not have the opportunity as part of your investment decision to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for our company.

The extent to which we utilize the Lincoln Park Purchase Agreement as a source of funding will depend on a number of factors, including the prevailing market price of our common stock, the volume of trading in our common stock and the extent to which we are able to secure funds from other sources. The number of shares that we may sell to Lincoln Park under the Purchase Agreement on any given day and during the term of the Purchase Agreement is limited. Additionally, we and Lincoln Park may not effect any sales of shares of our common stock under the Purchase Agreement during the continuance of an event of default under the Purchase Agreement. Even if we are able to access the full $16.0 million under the Purchase Agreement, we may still need additional capital to fully implement our business, operating and development plans.

We may not be able to access the full amounts available under the Purchase Agreement, which could prevent us from accessing the capital we need to continue our operations, which could have an adverse effect on our business.

Other than the Initial Purchase Amount, all funds available under the Purchase Agreement are only available if our common stock per share value is $0.25 or higher at the time we seek to sell stock, and the volume of any such stock sales under the Purchase Agreement may vary with our common stock per share price. Changes in our stock price may limit the net proceeds we may receive under the Purchase Agreement.

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Risks Relating to this Offering and Ownership of Our Common Stock, Series A Preferred Stock or Series B Preferred Stock

Our stock price may be volatile or may decline regardless of our operating performance, and you may not be able to resell Shares, Series A Preferred Shares or Series B Preferred Shares at or above the price you paid or at all, and you could lose all or part of your investment as a result.

The stock market in general and the market for biotechnology and other life sciences companies in particular, have experienced extreme volatility that has often been unrelated to the operating performance of these companies. Therefore, the value of our common stock may decline regardless of our operating performance or prospects. The market price of our common stock at any particular time may not remain the market price in the future. The market price for our common stock may be influenced by many factors, including those factors described in this “Risk Factors” section and:

•	our perceived prospects and liquidity;

•	additions and departures of key personnel;

•	variations in our operating results and whether we have achieved key business targets;

•	changes in, or our failure to meet, earnings estimates;

•	changes in securities analysts’ buy/sell recommendations;

•	differences between our reported results and those expected by investors and securities analysts;

•	announcements of new contracts by us or our competitors;

•	regulatory actions with respect to our technologies or products or our competitors’ technologies or products;

•	developments or disputes concerning patent applications, issued patents or other proprietary rights;

•	the passage of legislation or other regulatory developments in the United States and other countries affecting us or our industry;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	sales of our common stock by us, our insiders or other stockholders;

•	speculation in the press or investment community;

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•	announcement or expectation of additional financing efforts;

•	changes in accounting principles;

•	market reaction to any acquisitions, joint ventures or strategic investments announced by us or our competitors; and

•	general economic, political or stock market conditions.

Our operating results may vary significantly in the future, which may adversely affect the price of our common stock.

It is likely that our operating results may vary significantly in the future and that period-to-period comparisons of our operating results are not necessarily meaningful indicators of the future. You should not rely on the results of one quarter as an indication of our future performance. It is also possible that in some future quarters our operating results will fall below our expectations or the expectations of market analysts and investors. If we do not meet these expectations, the price of our common stock may decline significantly.

Our failure to meet the continued listing requirements of the NYSE American could result in a delisting of our common stock.

Our shares of common stock are currently listed on the NYSE American. If we fail to satisfy the continued listing requirements of the NYSE American, such as the corporate governance requirements, minimum bid price requirement or the minimum stockholder’s equity requirement, the NYSE American may take steps to delist our common stock. Any delisting would likely have a negative effect on the price of our common stock and would impair stockholders’ ability to sell or purchase their common stock when they wish to do so.

On January 4, 2018, as a result of the Company’s then low per share price, the Company received notice from the NYSE American that we needed to effect a reverse stock split or otherwise demonstrate sustained improvement in our share price within a reasonable period of time in order to maintain our continued listing on the NYSE American.

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To regain compliance with the NYSE American’s listing standards, the Company held a special meeting of its stockholders on April 23, 2018, at which the stockholders approved a proposal to effect an amendment our certificate of incorporation, as amended, to implement a reverse stock split at a ratio to be determined by the Board in a range not less than one-for-two (1:2) and not greater than one-for-ten (1:10). Our Board determined to implement a reverse stock split at a ratio of one-for-ten (1:10) shares of the Company’s common stock. The reverse stock split was effective on June 8, 2018.

On June 6, 2018, the Company received notice from the NYSE American that the Company currently is below the NYSE American’s continued listing standards set forth in Section 1003(a)(iii) of the NYSE American Company Guide, which applies if a listed company has stockholders’ equity of less than $6,000,000 and has sustained losses from continuing operations and/or net losses in its five most recent fiscal years. The exchange indicated that a review of the Company shows that the Company is below compliance with Section 1003(a)(iii) since it reported stockholders’ equity of $4.2 million as of March 31, 2018 and net losses in its five most recent fiscal years.

The Company must submit a plan of compliance to the NYSE American by July 6, 2018 that explains how the Company intends to regain compliance with Section 1003(a)(iii) of the NYSE American Company Guide by December 6, 2019. If the Company does not submit a plan of compliance, or if the plan is not accepted by the NYSE American, the Company will be subject to delisting procedures as set forth in Section 1010 and Part 12 of the NYSE American Company Guide. If the plan is accepted by the NYSE American, the Company will be subject to periodic reviews including quarterly monitoring for compliance with the plan.

The Company believes it can provide the NYSE American with a satisfactory plan by July 6, 2018, to show that it will be able to return to compliance with Section 1003(a)(iii) of the NYSE American Company Guide by December 6, 2019.

The Company’s common stock will continue to be listed on the NYSE American while it attempts to regain compliance with the listing standards noted, subject to the Company’s compliance with other continued listing requirements. The Company’s common stock will continue to trade under the symbol “IBIO,” but will have an added designation of “.BC” to indicate that the Company is not in compliance with the NYSE American’s listing standards.

If our common stock loses its status on the NYSE American, we believe that our shares of common stock would likely be eligible to be quoted on the inter-dealer electronic quotation and trading system operated by Pink OTC Markets Inc., commonly referred to as the Pink Sheets and now known as the OTCQB market. Our common stock may also be quoted on the Over-the-Counter Bulletin Board, an electronic quotation service maintained by the Financial Industry Regulatory Authority. These markets are generally not considered to be as efficient as, and not as broad as, the NYSE American. In the event of any delisting, it could be more difficult to buy or sell our common stock and obtain accurate quotations, and the price of our stock could suffer a material decline. Delisting may also impair our ability to raise capital.

Provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Provisions of our certificate of incorporation, as amended, first amended and restated bylaws and provisions of applicable Delaware law may discourage, delay or prevent a merger or other change in control that a stockholder may consider favorable. Pursuant to our certificate of incorporation, as amended, our Board of Directors may issue additional shares of common or preferred stock. Any additional issuance of common stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protect the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal was not in our best interest, shares could be issued by our Board of Directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

•	Diluting the voting or other rights of the proposed acquirer or insurgent stockholder group,

•	Putting a substantial voting block in institutional or other hands that might undertake to support the incumbent Board of Directors, or

•	Effecting an acquisition that might complicate or preclude the takeover.

Our certificate of incorporation, as amended, also allows our Board of Directors to fix the number of directors in our bylaws. Cumulative voting in the election of directors is specifically denied in our certificate of incorporation, as amended. The effect of these provisions may be to delay or prevent a tender offer or takeover attempt that a stockholder may determine to be in his, her or its best interest, including attempts that might result in a premium over the market price for the shares held by the stockholders.

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We do not anticipate paying cash dividends for the foreseeable future, and therefore investors should not buy our stock if they wish to receive cash dividends.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Since we do not intend to pay cash dividends, your ability to receive a return on your investment will depend on any future appreciation in the market value of our common stock. There is no guarantee that our common stock, Series A Preferred Stock or Series B Preferred Stock will appreciate or even maintain the price at which our holders have purchased such securities.

There is no active, public market for the Series A Preferred Shares or Series B Preferred Shares being offered in this offering.

There is no established public trading market for the Series A Preferred Shares or Series B Preferred Shares being offered in this offering. We do not intend to apply to list the Series A Preferred Shares or Series B Preferred Shares on a securities exchange. Without an active trading market, the liquidity of the Series A Preferred Shares and Series B Preferred Shares will be limited.

The Series A Preferred Stock and Series B Preferred Stock have limited voting rights.

Holders of Series A Preferred Stock and holders of Series B Preferred Stock will not have the right to vote for members of the Company’s board of directors and will not vote on an as-converted to common stock basis for matters brought before the Company’s common stockholders. The holders of Series A Preferred Stock will have the right to vote only on certain material changes in the terms of the Series A Preferred Stock and on other matters as may be required by Delaware law. The holders of Series B Preferred Stock will have the right to vote only on certain material changes in the terms of the Series B Preferred Stock and on other matters as may be required by Delaware law.

Our management will have broad discretion over how the Company will use the funds raised in this offering and may use them in ways that you may not agree with and that may not enhance our operating results or the price of our common stock.

Our management will have broad discretion over the use of proceeds from this offering and could use these proceeds for purposes other than those contemplated at the time of this prospectus. Accordingly, you will be relying on the judgment of our management with regard to the timing and use of these funds, and you will not have the opportunity as part of your investment decision to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for our company. Our failure to apply these funds effectively could harm our business and cause the price of our common stock to decline.

The sale of our common stock through current or future equity offerings may cause dilution and could cause the price of our common stock to decline.

We are entitled under our certificate of incorporation, as amended, to issue up to 275 million shares of common stock, par value $.001 per share, and 1 million shares of preferred stock, with no par value, one of which is designated as iBio CMO Preferred Tracking Stock, par value, $0.001. As of June 8, 2018, we had issued and outstanding approximately 11.6 million shares of common stock and one share of iBio CMO Preferred Tracking Stock. No other shares of preferred stock are outstanding. In addition, as of June 8, 2018, 1.38 million options to purchase shares of common stock were outstanding and we had approximately 124,000 shares of common stock reserved for future issuance of additional option grants under our 2008 Omnibus Equity Incentive Plan.

Accordingly, we are able to issue up to approximately 262 million additional shares of common stock (which includes common stock issuable under this prospectus) and 999,999 shares of preferred stock. Sales of our common stock offered through current or future equity offerings may result in substantial dilution to our stockholders. The sale of a substantial number of shares of our common stock to investors, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

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The issuance of preferred stock or additional shares of common stock could adversely affect the rights of the holders of shares of our common stock, Series A Preferred Stock or Series B Preferred Stock.

Our Board of Directors is authorized to issue up to 999,999 shares of preferred stock without any further action on the part of our stockholders. Our Board of Directors has the authority to fix and determine the voting rights, rights of redemption and other rights and preferences of preferred stock. Currently, we have one share of preferred stock outstanding and we are offering Series A Preferred Shares and Series B Preferred Shares. Our Board of Directors may, at any time, authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock, and the right to the redemption of the shares, together with a premium, before the redemption of our common stock, which may have a material adverse effect on the rights of the holders of our common stock. In addition, our Board of Directors, without further stockholder approval, may, at any time, issue large blocks of preferred stock. In addition, the ability of our Board of Directors to issue shares of preferred stock without any further action on the part of our stockholders may impede a takeover of our company and may prevent a transaction that is favorable to our stockholders.

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FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are not historical facts but rather are plans and predictions based on current expectations, estimates and projections about our industry, our beliefs and assumptions. We use words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate” and variations of these words and similar expressions to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in the section above entitled “Risk Factors.” You should not place undue reliance on these forward-looking statements, which reflect our view only as of the date of this prospectus.

USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of 5,555,556 Shares, 6,000 Series A Preferred Shares and 6,000 Series B Preferred Shares in this offering will be approximately $16,954,713, or approximately $19,518,228 if the Underwriter exercises its over-allotment option to purchase additional Shares in full, assuming an offering price of $1.08 per Share, the last reported sale price of our common stock on the NYSE American on  June 19, 2018, $1,000 per Series A Preferred Share and $1,000 per Series B Preferred Share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for working capital and general corporate purposes.

We have not yet determined the amount of net proceeds to be used specifically for any particular purpose or the timing of these expenditures. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from this offering. Pending our use of the net proceeds from this offering, we intend to invest a portion of the net proceeds in a variety of capital preservation investments, including short-term, interest-bearing instruments and United States government securities.

MARKET PRICE AND DIVIDEND INFORMATION

Market Information

Our common stock is traded on the NYSE American under the trading symbol “IBIO”.

The following table sets forth the high and low sale prices of our common stock on the NYSE American. The quotations shown represent inter-dealer prices without adjustment for retail markups, markdowns or commissions, and may not necessarily reflect actual transactions. On June 8, 2018, the Company effected a 1 for 10 reverse stock split. The quotations shown below have been retroactively adjusted to reflect the reverse stock split.

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	High	Low

Year ended June 30, 2018:
First Quarter	$4.70	$2.60
Second Quarter	$3.90	$1.40
Third Quarter	$3.50	$1.60
Fourth Quarter (through June 19, 2018)	$2.10	$1.08

Year ended June 30, 2017:
First Quarter	$7.40	$5.50
Second Quarter	$5.50	$3.50
Third Quarter	$5.20	$3.70
Fourth Quarter	$4.50	$3.60

Year ended June 30, 2016:
First Quarter	$9.50	$6.20
Second Quarter	$7.10	$5.50
Third Quarter	$6.50	$4.50
Fourth Quarter	$7.40	$5.60

The closing price of our common stock on the NYSE American on June 19, 2018 was $1.08 per share. As of June 19, 2018, we had 11,591,827 shares of common stock outstanding, which were held by approximately 94 stockholders of record.

Dividends

We have never declared or paid any cash dividends on our common stock.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, as well as our capitalization, as of December 31, 2017 as follows:

•	on an actual basis; and

•	as adjusted to give effect to (i) the sale by us of 5,555,556 Shares , at an offering price of $1.08 per Share, which is the last reported sale price of our common stock on the NYSE American on June 19, 2018, 6,000 Series A Preferred Shares, at an offering price of $1,000 per Series A Preferred Share and 6,000 Series B Preferred Shares, at an offering price of $1,000 per Series B Preferred Share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses, and (ii) a 1 for 10 reverse stock split of our common stock which was effective as of June 8, 2018.

The as adjusted information set forth below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this information in conjunction the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes thereto in our Annual Report on Form 10-K for the year ended June 30, 2017, which is incorporated by reference in the prospectus.

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	As of December 31, 2017
	Actual	As Adjusted(1)
	(in thousands, except share and per share amounts) (Unaudited)

Cash and cash equivalents	$7,310	$–

Long-term liabilities	24,985	–
Stockholders’ equity
Preferred stock – no par value; 1,000,000 shares authorized; 1 and 0 shares issued and outstanding as of both December 31, 2017 and June 30, 2017	–	–
Common stock - $0.001 par value; 275,000,000 and 175,000,000 shares authorized as of December 31, 2017 and June 30, 2017, respectively, 11,531,851 and 8,911,851 shares issued and outstanding as of December 31, 2017 and June 30, 2017, respectively	115	–
Additional paid-in capital	87,574	–
Accumulated other comprehensive loss	(29)	–
Accumulated deficit	(79,848)	–

Total stockholders’ equity	7,812	–

Total capitalization	$32,797	–

(1)

A $0.05 increase or decrease in the assumed public offering price of $1.08 per Share, which is the last reported sale price of our common stock on the NYSE American on  June 19, 2018, a $100 increase or decrease in the assumed public offering price of $1,000 per Series A Preferred Share and a $100 increase or decrease in the assumed public offering price of $1,000 per Series B Preferred Share, would increase or decrease, as appropriate, our as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $1.7 million, assuming the number of Shares, Series A Preferred Shares and Series B Preferred Shares offered by us as set forth on the cover page of this prospectus remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, a 555,556  increase or decrease in the number of Shares, a 1,000  increase or decrease in the number of Series A Preferred Shares and a 1,000  increase or decrease in the number of Series B Preferred Shares offered by us, based on the assumed public offering price of $1.08 per Share, the assumed public offering price of $1,000 per Series A Preferred Share and the assumed public offering price of $1,000 per Series B Preferred Share, would increase or decrease our as adjusted cash and cash equivalents, total assets and total stockholders’ equity by approximately $3.0  million, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The number of shares of common stock shown above to be outstanding after this offering is based on 11,591,827 shares of common stock outstanding as of June 19, 2018, which excludes:

•	1,376,333 shares of common stock issuable upon exercise of stock options under our 2008 Omnibus Equity Incentive Plan, with a weighted-average exercise price $12.2 per share;

•	123,666 shares of common stock reserved for future issuance under our 2008 Omnibus Equity Incentive Plan;

•	any shares of common stock issuable to Lincoln Park Capital Fund, LLC (“Lincoln Park”), an Illinois limited liability company, under that certain common stock purchase agreement dated July 24, 2017, by and between the Company and Lincoln Park whereby Lincoln Park agreed to purchase up to an aggregate of $16,000,000 of our common stock from time to time over the 36-month term of the agreement (the “Lincoln Park Purchase Agreement” or “Purchase Agreement”); and

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•	Shares of common stock that may be issued upon conversion of the Series A Preferred Shares and Series B Preferred Shares to be issued in this offering.

The number of shares of our common stock outstanding after this offering will fluctuate depending on how many Series A Preferred Shares and Series B Preferred Shares are sold in this offering and whether and to what extent holders of Series A Preferred Shares and the holders of Series B Preferred Shares convert their shares to common stock.

dilution

If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per Share and the as adjusted net tangible book value per share of our common stock after this offering.

Our historical net tangible book deficit as of December 31, 2017 was $6.1 million, or $0.05 per share of our common stock. Historical net tangible book deficit per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding as of December 31, 2017.

After giving effect to the issuance and sale of 5,555,556 Shares in this offering at an assumed public offering price of $1.08 per Share, the last reported sale price of our common stock on the NYSE American on June 18 , 2018, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value/deficit as of December 31, 2017 would have been $11.8 million, or $0.69 per Share (as adjusted to take into account a 1 for 10 reverse split the Company’s common stock, which was effective as of June 8, 2018). This represents an immediate decrease in net tangible book deficit/value per share of $5.7 to existing stockholders and immediate dilution of $0.64 per share to new investors purchasing common stock in this offering. Dilution per share to new investors is determined by subtracting as adjusted net tangible book value per share after this offering from the public offering price per Share paid by new investors. The following table illustrates this dilution on a per share basis:

(unaudited)
(amounts
in thousands
except share data)

Assumed public offering price per Share	$1.08
As adjusted net tangible book value per Share as of December 31, 2017, before this offering(1)
Increase in pro forma net tangible book value per Share attributable to new investors	0.05
As adjusted net tangible book value per Share as of December 31, 2017, after giving effect to this offering	0.69
Dilution per share to investors in this offering	$0.64

(1)	The book value per Share has been adjusted on a retroactive basis to reflect the 1 for 10 reverse split of the Company’s common stock that was effective as of June 8, 2018.

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Each $0.05 increase (decrease) in the assumed public offering price of $1.08 per Share, the last reported sale price of our common stock on the NYSE American on June 19, 2018, would increase (decrease) our as adjusted net tangible book value per share after this offering by approximately $0.3 million, and the dilution per share to new investors purchasing Shares in this offering by $0.02 , assuming the number of Shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of Shares to be issued in this offering. Each increase (decrease) of 555,556 Shares offered by us would (increase) decrease our as adjusted net tangible book value per share by $0.6 million and the dilution per share to new investors purchasing Shares in this offering by $0.03 assuming that the assumed public offering price remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will be adjusted based on the actual public offering price of the Shares and other terms of this offering as determined between us and the Underwriter at pricing.

If the Underwriter exercises its over-allotment option to purchase additional Shares in full, the as adjusted net tangible book value per share after this offering would be $0.84 per share, the increase in net tangible book value per share to existing stockholders would be $0.79 per share and the dilution to new investors purchasing Shares in this offering would be $0.05 per share.

The number of shares of common stock shown above to be outstanding after this offering is based on 11,591,827 shares of common stock outstanding as of June 19, 2018, which excludes:

•	1,376,333 shares of common stock issuable upon exercise of stock options under our 2008 Omnibus Equity Incentive Plan, with a weighted-average exercise price $12.2 per share;

•	123,666 shares of common stock reserved for future issuance under our 2008 Omnibus Equity Incentive Plan;

•	any shares of common stock issuable to Lincoln Park Capital Fund, LLC (“Lincoln Park”), an Illinois limited liability company, under that certain common stock purchase agreement dated July 24, 2017, by and between the Company and Lincoln Park whereby Lincoln Park agreed to purchase up to an aggregate of $16,000,000 of our common stock from time to time over the 36-month term of the agreement (the “Lincoln Park Purchase Agreement” or “Purchase Agreement”); and

•	Shares of common stock that may be issued upon conversion of the Series A Preferred Shares or Series B Preferred Shares.

To the extent that options or warrants are exercised, new options or other securities are issued under our equity compensation plans, or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our outstanding common stock as of June 19, 2018:

•	each person who is known by us to be the beneficial owner of 5% or more of our outstanding common stock;

•	each of our directors including our chief executive officer;

•	each of our other named executive officers; and

•	all of our current executive officers and directors as a group.

Except as otherwise noted in the footnotes below, to our knowledge, each of the persons named in this table has sole voting and investment power with respect to the securities indicated as beneficially owned.

All common shares, stock options, and per share information presented in the table and footnotes below have been adjusted on a retroactive basis to reflect the 1 for 10 reverse stock split of the Company’s common stock, which was effective as of June 8, 2018.

				Number of	Percent of
				Shares	Shares
				Beneficially	Beneficially
Name and Address of Beneficial Owner(1)	Number of		Percent of	Owned After	Owned After
5% Stockholders	Shares Beneficially Owned Prior to the Offering (2)		Shares Beneficially Owned Prior to the Offering (2)	the Offering (assuming no exercise of the over-allotment option)	the Offering (assuming no exercise of the over-allotment option)

Eastern Capital Limited	4,574,400	(3)	36.6%	7,574,400	41.9%
E. Gerald Kay	594,570	(4)	4.8%	594,570	3.3%
Directors

Robert B. Kay	477,096	(5)	3.9%	477,096	2.7%
Glenn Chang	46,882	(6)	0.4%	46,882	0.3%
Arthur Y. Elliott, Ph.D.	36,667	(7)	0.3%	36,667	0.2%
John McKey, Jr.	104,323	(8)	0.8%	104,323	0.6%
Seymour Flug	24,667	(7)	0.2%	24,667	0.1%
General James T. Hill	47,167	(9)	0.4%	47,167	0.3%
Philip K. Russell, M.D.	36,666	(7)	0.3%	36,667	0.2%

Other Executive Officers

Robert L. Erwin	274,000	(7)	2.2%	274,000	1.5%
Terence E. Ryan, Ph.D.	26,667	(7)	0.2%	26,667	0.1%
James P. Mullaney	5,000	(7)	-%	5,000	-%

All current directors and executive officers as a group (10 persons)	1,079,134		8.6%	1,079,134	6.0%

(1)	The address of Eastern Capital Limited (“Eastern”) is Box 31363, Grand Cayman, E9 KY1 1206. The address of E. Gerald Kay is c/o Integrated BioPharma, Inc., 225 Long Avenue, Box 278, Hillside, New Jersey 07205. The address of each of our directors and executive officers is c/o iBio, Inc., 600 Madison Avenue, Suite 1601, New York, New York 10022-1737.

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(2)

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of our common stock. On June 19, 2018, there were 11,591,827 shares of common stock outstanding. Shares of common stock issuable under stock options that are exercisable within 60 days after June 19, 2018 are deemed outstanding and are included for purposes of computing the number of shares owned and percentage ownership of the person holding the option but are not deemed outstanding for computing the percentage ownership of any other person.

(3)	Consists of 4,574,400 shares of common stock. This information is based solely on information set forth in a Schedule 13D/A Amendment No. 9 filed with the SEC on December 4, 2017 by Kenneth B. Dart.

(4)	Consists of 594,569 shares of common stock. This information is based solely on information set for forth in a Schedule 13D filed with the SEC on June 13, 2013 by E. Gerald Kay and EGK, LLC. The number of shares of common stock beneficially owned by these entities may have changed since the filing of the Schedule 13D.

(5)	Includes: (i) 21,133 shares of common stock, (ii) 81,962 shares of common stock held by EVJ LLC, of which Mr. Kay is the manager, and (iii) 384,000 shares of common stock underlying vested stock options held by Mr. Kay.

(6)	Includes: (i) 1,215 shares of common stock, and (ii) 47,666 shares of common stock underlying vested stock options.

(7)	All shares listed are shares of common stock underlying vested stock options.

(8)	Includes: (i) 48,655 shares of common stock, and (ii) 57,666 shares of common stock underlying vested stock options.

(9)	Includes: (i) 1,500 shares of common stock, and (ii) 47,666 shares of common stock underlying vested stock options.

(10)	Consists of: (i) 154,467 shares of common stock, and (ii) 956,668 shares of common stock underlying vested stock options.

DESCRIPTION OF SECURITIES

Capital Stock

We are authorized to issue 275,000,000 shares of common stock, par value $0.001 per share, of which 11,591,827 shares were issued and outstanding as of June 19, 2018, and 1,000,000 shares of preferred stock, no par value, one of which is designated as iBio CMO Preferred Tracking Stock, par value, $0.001, per share. As of June 19, 2018, one share of iBio CMO Preferred Tracking Stock is issued and outstanding and no other shares of preferred stock are outstanding.

Provisions of our certificate of incorporation, as amended, our first amended and restated bylaws and provisions of applicable Delaware law may discourage, delay or prevent a merger or other change in control that a stockholder may consider favorable. Pursuant to our certificate of incorporation, as amended, our Board of Directors may issue additional shares of common or preferred stock. Any additional issuance of common stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protect the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal was not in our best interest, shares could be issued by our Board of Directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

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•       Diluting the voting or other rights of the proposed acquirer or insurgent stockholder group,

•       Putting a substantial voting block in institutional or other hands that might undertake to support the incumbent Board of Directors, or

•       Effecting an acquisition that might complicate or preclude the takeover.

Our certificate of incorporation, as amended, also allows our Board of Directors to fix the number of directors in our bylaws. Cumulative voting in the election of directors is specifically denied in our certificate of incorporation, as amended. The effect of these provisions may be to delay or prevent a tender offer or takeover attempt that a stockholder may determine to be in his, her or its best interest, including attempts that might result in a premium over the market price for the shares held by the stockholders.

Common Stock

Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and are not entitled to cumulative voting for the election of directors. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor subject to the rights of preferred stockholders. We do not intend to pay any cash dividends to the holders of common stock and anticipate reinvesting our earnings. In the event of liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the preferences of preferred stockholders. Shares of common stock have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions applicable to common stock.

Preferred Stock

We are authorized to issue 1,000,000 shares of preferred stock, with no par value, and the Board of Directors is authorized to create one or more series of preferred stock, and to designate the rights, privileges, restrictions, preferences and limitations of any given series of preferred stock. Accordingly, the Board of Directors may, without stockholder approval, issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock.

Series A Convertible Preferred Stock

The following is a summary of the material terms of the Series A Preferred Stock. This summary is not complete. The following summary of the terms and provisions of the Series A Preferred Stock is qualified in its entirety by reference to the Series A Preferred Stock, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

General

Our board of directors has designated up to 6,000 shares of the 1,000,000 authorized shares of preferred stock as Series A Convertible Preferred Stock, par value $0.001 per share. When issued, the shares of Series A Preferred Stock will be validly issued, fully paid and non-assessable. Each share of Series A Preferred Stock will have a stated value of $1,000 per share.

Rank

The Series A Preferred Stock will rank on parity to our common stock and Series B Preferred Stock and junior to our iBio CMO Preferred Tracking Stock described below under “Preferred Tracking Stock”.

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Conversion

Each share of Series A Preferred Stock is convertible into shares of our common stock (subject to adjustment as provided in the related certificate of designation of preferences, rights and limitations) at any time at the option of the holder at a conversion price equal to the public offering price of the common stock in this offering. The conversion price is subject to adjustment if, at any time during the two (2) years following the first issuance of shares of Series A Preferred Stock, we issue any shares of common stock or options, warrants or other securities exercisable for or convertible into common stock at a price per share less than the conversion price in effect at such time. In such case the conversion price will be adjusted to the higher of the price per share in such subsequent issuance or $0.05. Certain exempt issuances, such as options to purchase common stock issued to officers, directors and employees pursuant to an option plan duly adopted by a majority of the non-employee members of our Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, issuances of shares of common stock pursuant to convertible securities currently outstanding, and issuances of shares in connection with strategic transactions approved by a majority of our disinterested directors do not result in an adjustment to the conversion price.

Holders of Series A Preferred Stock will be prohibited from converting Series A Preferred Stock into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

Liquidation Preference

In the event of our liquidation, dissolution or winding-up, holders of Series A Preferred Stock will be entitled to receive the same amount that a holder of our common stock would receive if the Series A Preferred Stock were fully converted into shares of our common stock at the conversion price (disregarding for such purposes any conversion limitations) which amounts shall be paid pari passu with all holders of common stock and holders of Series B Preferred Stock.

Voting Rights

Holders of Series A Preferred Stock will not have the right to vote for members of the Company’s board of directors and will not vote on an as-converted to common stock basis for matters brought before the Company’s common stockholders. The affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock is required to, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock, (b) amend our certificate of incorporation or other charter documents in any manner that materially adversely affects any rights of the holders of Series A Preferred Stock, (c) increase the number of authorized shares of Series A Preferred Stock, (c) issue any shares of Series A Preferred Stock other than pursuant to the certificate of designation of preferences, rights and limitations of the Series A Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Dividends

Shares of Series A Preferred Stock will not be entitled to receive any dividends, unless and until specifically declared by our board of directors. The holders of the Series A Preferred Stock will participate, on an as-if-converted-to-common stock basis, in any dividends to the holders of common stock.

Redemption

We are not obligated to redeem or repurchase any shares of Series A Preferred Stock. Shares of Series A Preferred Stock are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

Exchange Listing

We do not plan on making an application to list the Series A Preferred Stock on any national securities exchange or other nationally recognized trading system.

Series B Convertible Preferred Stock

The following is a summary of the material terms of the Series B Preferred Stock. This summary is not complete. The following summary of the terms and provisions of the Series B Preferred Stock is qualified in its entirety by reference to the Series B Preferred Stock, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

General

Our board of directors has designated up to 6,000 shares of the 1,000,000 authorized shares of preferred stock as Series B Convertible Preferred Stock, par value $0.001 per share. When issued, the shares of Series B Preferred Stock will be validly issued, fully paid and non-assessable. Each share of Series B Preferred Stock will have a stated value of $1,000 per share.

Rank

The Series B Preferred Stock will rank on parity to our common stock and Series A Preferred Stock and junior to our iBio CMO Preferred Tracking Stock described below under “Preferred Tracking Stock”.

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Conversion

Each share of Series B Preferred Stock is convertible into shares of our common stock (subject to adjustment as provided in the related certificate of designation of preferences, rights and limitations) at any time at the option of the holder at a conversion price equal to the public offering price of the common stock in this offering. The conversion price is subject to adjustment if, at any time during the two (2) years following the first issuance of shares of Series B Preferred Stock, we issue any shares of common stock or options, warrants or other securities exercisable for or convertible into common stock at a price per share less than the conversion price in effect at such time. In such case the conversion price will be adjusted to the higher of the price per share in such subsequent issuance or $0.05. Certain exempt issuances, such as options to purchase common stock issued to officers, directors and employees pursuant to an option plan duly adopted by a majority of the non-employee members of our Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, issuances of shares of common stock pursuant to convertible securities currently outstanding, and issuances of shares in connection with strategic transactions approved by a majority of our disinterested directors do not result in an adjustment to the conversion price.

Holders of Series B Preferred Stock will be prohibited from converting Series B Preferred Stock into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 48% of the total number of shares of our common stock then issued and outstanding.

Liquidation Preference

In the event of our liquidation, dissolution or winding-up, holders of Series B Preferred Stock will be entitled to receive the same amount that a holder of our common stock would receive if the Series B Preferred Stock were fully converted into shares of our common stock at the conversion price (disregarding for such purposes any conversion limitations) which amounts shall be paid pari passu with all holders of common stock and holders of Series A Preferred Stock.

Voting Rights

Holders of Series B Preferred Stock will not have the right to vote for members of the Company’s board of directors and will not vote on an as-converted to common stock basis for matters brought before the Company’s common stockholders. The affirmative vote of the holders of a majority of the then outstanding shares of Series B Preferred Stock is required to, (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock, (b) amend our certificate of incorporation or other charter documents in any manner that materially adversely affects any rights of the holders of Series B Preferred Stock, (c) increase the number of authorized shares of Series B Preferred Stock, (c) issue any shares of Series B Preferred Stock other than pursuant to the certificate of designation of preferences, rights and limitations of the Series B Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Dividends

Shares of Series B Preferred Stock will not be entitled to receive any dividends, unless and until specifically declared by our board of directors. The holders of the Series B Preferred Stock will participate, on an as-if-converted-to-common stock basis, in any dividends to the holders of common stock.

Redemption

We are not obligated to redeem or repurchase any shares of Series B Preferred Stock. Shares of Series B Preferred Stock are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

Exchange Listing

We do not plan on making an application to list the Series B Preferred Stock on any national securities exchange or other nationally recognized trading system.

Preferred Tracking Stock

On February 23, 2017, our Board of Directors created a series of preferred stock, designated as the “iBio CMO Preferred Tracking Stock,” par value $0.001 per share (the “Preferred Tracking Stock”), out of our 1,000,000 authorized shares of preferred stock. On February 23, 2017, we filed with the Secretary of State of the State of Delaware a certificate of designation, preferences and rights of the Preferred Tracking Stock (the “Certificate of Designation”) which became effective on February 23, 2017, authorizing one share of Preferred Tracking Stock and establishing the designation, powers, preferences and rights of the Preferred Tracking Stock.

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Dividends on Preferred Tracking Stock

The Preferred Tracking Stock accrues dividends at the rate of 2% per annum on the original issue price of $13 million per share. Accrued dividends are payable if and when declared by the Board of Directors, upon an exchange of the shares of Preferred Tracking Stock and upon a liquidation, winding up or deemed liquidation (such as a merger) of the Company. No dividend may be declared or paid or set aside for payment or other distribution declared or made upon our common stock and no common stock may be redeemed, purchased or otherwise acquired for any consideration by us unless all accrued dividends on all outstanding shares of Preferred Tracking Stock are paid in full.

Voting Rights of Preferred Tracking Stock

The holders of Preferred Tracking Stock, voting separately as a class, are entitled to approve by the affirmative vote of a majority of the shares of Preferred Tracking Stock outstanding any amendment, alteration or repeal of any of the provisions of, or any other change to, our certificate of incorporation, as amended, or the Certificate of Designation that adversely affects the rights, powers or privileges of the Preferred Tracking Stock, any increase in the number of authorized shares of Preferred Tracking Stock, the issuance or sale of any additional shares of Preferred Tracking Stock or any securities convertible into or exercisable or exchangeable for Preferred Tracking Stock, the creation or issuance of any shares of any additional class or series of capital stock unless the same ranks junior to the Preferred Tracking Stock, or the reclassification or alteration of any of our existing securities that are junior to or pari passu with the Preferred Tracking Stock, if such reclassification or alteration would render such other security senior to the Preferred Tracking Stock. Except as required by applicable law, the holders of Preferred Tracking Stock have no other voting rights.

Exchange of Preferred Tracking Stock

At our election or the election of holders of a majority outstanding shares of Preferred Tracking Stock, each outstanding share of Preferred Tracking Stock may be exchanged for 29,990,000 units of limited liability company interests of iBio CDMO. Such exchange may be effected only after March 31, 2018, or in connection with a winding up, liquidation or deemed liquidation (such as a merger) of the Company or iBio CDMO. In addition, such exchange will take effect upon a change in control of iBio CDMO.

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DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation, as amended, will provide for indemnification of our officers and directors to the extent permitted by Delaware law, which generally permits indemnification for actions taken by officers or directors as our representatives if the officer or director acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation.

As permitted under Delaware law, our first amended and restated bylaws contain a provision indemnifying directors against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with an action, suit or proceeding if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of our company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

The separation and distribution agreement that we have entered into with Integrated BioPharma provides for indemnification by us of Integrated BioPharma and its directors, officers and employees for some liabilities, including liabilities under the Securities Act and the Securities Exchange Act of 1934 in connection with the distribution, and a mutual indemnification of each other for product liability claims arising from their respective businesses, and also requires that we indemnify Integrated BioPharma for various liabilities of iBio, and for any tax that may be imposed with respect to the distribution and which result from our actions or omissions in that regard.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

MATERIAL U.S. FEDERAL INCOME AND

ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of our common stock to Non-U.S. Holders (defined below), but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed or subject to differing interpretations, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those set forth below. We have not sought and will not seek any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any United States state or local or any non-United States jurisdiction, the 3.8% Medicare tax on net investment income or any alternative minimum tax consequences. In addition, this discussion does not address tax considerations applicable to a Non-U.S. Holder’s particular circumstances or to a Non-U.S. Holder that may be subject to special tax rules, including, without limitation:

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•	banks, insurance companies or other financial institutions;

•	tax-exempt or government organizations;

•	brokers of or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than five percent of our capital stock;

•	certain United States expatriates, citizens or former long-term residents of the United States;

•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction,” synthetic security, other integrated investment, or other risk reduction transaction;

•	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes);

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	real estate investment trusts or regulated investment companies;

•	pension plans;

•	partnerships, or other entities or arrangements treated as partnerships for United States federal income tax purposes, or investors in any such entities;

•	persons for whom our stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;

•	integral parts or controlled entities of foreign sovereigns;

•	tax-qualified retirement plans;

•	controlled foreign corporations;

•	passive foreign investment companies and corporations that accumulate earnings to avoid United States federal income tax; or

•	persons that acquire our common stock as compensation for services.

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In addition, if a partnership, including any entity or arrangement classified as a partnership for United States federal income tax purposes, holds our common stock, the tax treatment of a partner generally will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors regarding the United States federal income tax consequences to them of the purchase, ownership, and disposition of our common stock.

You are urged to consult your tax advisor with respect to the application of the United States federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any United States state or local or any non-United States or other taxing jurisdiction or under any applicable tax treaty.

Definition of a Non-U.S. holder

For purposes of this summary, a “Non-U.S. Holder” is any beneficial owner of our common stock that is not a “U.S. person,” and is not a partnership, or an entity disregarded from its owner, each for U.S. federal income tax purposes. A U.S. person is any person that, for United States federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

Distributions

As discussed in the section entitled “Market Price and Dividend Information” beginning on page 33 of this prospectus, we do not anticipate paying any dividends on our capital stock in the foreseeable future. If we make distributions on our common stock, those payments will constitute dividends for United States income tax purposes to the extent we have current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce a Non-U.S. Holder’s basis in our common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under the “Gain on Sale or Other Disposition of Common Stock” section. Any such distributions would be subject to the discussions below regarding back-up withholding and Foreign Account Tax Compliance Act, or FATCA.

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Subject to the discussion below on effectively connected income, any dividend paid to a Non-U.S. Holder generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. To receive a reduced treaty rate, a Non-U.S. Holder must provide us or our agent with an IRS Form W-8BEN (generally including a United States taxpayer identification number), IRS Form W-8-BEN-E or another appropriate version of IRS Form W-8 (or a successor form), which must be updated periodically, and which, in each case, must certify qualification for the reduced rate. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a United States trade or business within the United States and that are not eligible for relief from United States (net basis) income tax under the business profits article of an applicable income tax treaty, generally are exempt from the (gross basis) withholding tax described above. To obtain this exemption from withholding tax, the Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8ECI or successor form or other applicable IRS Form W-8 certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Such effectively connected dividends, if not eligible for relief under the business profits article of a tax treaty, would not be subject to a withholding tax, but would be taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits and if, in addition, the Non-U.S. Holder is a corporation, may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may be able to obtain a refund of any excess amounts currently withheld if you timely file an appropriate claim for refund with the IRS.

Gain on Sale or Other Disposition of Common Stock

Subject to the discussion below regarding backup withholding and FATCA, a Non-U.S. Holder generally will not be required to pay United States federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States and not eligible for relief under the business profits article of an applicable income tax treaty, in which case the Non-U.S. Holder will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and for a Non-U.S. Holder that is a corporation, such Non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items;

•	the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case the Non-U.S. Holder will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses (even though the Non-U.S. Holder is not considered a resident of the United States) (subject to applicable income tax or other treaties); or

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•	our common stock constitutes a U.S. real property interest by reason of our status as a “U.S. real property holding corporation” for U.S. federal income tax purposes, or a USRPHC, at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period for our common stock. We believe we are not currently and do not anticipate becoming a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to United States federal income tax as long as our common stock is regularly traded on an established securities market and such Non-U.S. Holder does not, actually or constructively, hold more than five percent of our common stock at any time during the applicable period that is specified in the Code. If the foregoing exception does not apply, then if we are or were to become a USRPHC a purchaser may be required to withhold 15% of the proceeds payable to a Non-U.S. Holder from a sale of our common stock and such Non-U.S. Holder generally will be taxed on its net gain derived from the disposition at the graduated United States federal income tax rates applicable to U.S. persons (as defined in the Code).

Backup Withholding and Information Reporting

Generally, we must file information returns annually to the IRS in connection with any dividends on our common stock paid to a Non-U.S. Holder, regardless of whether any tax was actually withheld. A similar report will be sent to the Non-U.S. Holder. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in the Non-U.S. Holder’s country of residence.

Payments of dividends or of proceeds on the disposition of stock made to a Non-U.S. Holder may be subject to additional information reporting and backup withholding at a current rate of 24% unless such Non-U.S. Holder establishes an exemption, for example by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8ECI, or another appropriate version of IRS Form W-8 (or a successor form). Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a holder is a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

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Foreign Account Tax Compliance Act

FATCA imposes withholding tax on certain types of payments made to foreign financial institutions and certain other non-United States entities. The legislation imposes a 30% withholding tax on dividends on, or, on or after January 1, 2019, gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or to certain “non-financial foreign entities” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. If the country in which a payee is resident has entered into an “intergovernmental agreement” with the United States regarding FATCA, that agreement may permit the payee to report to that country rather than to the U.S. Department of the Treasury. Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in our common stock, and the possible impact of these rules on the entities through which they hold our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax under FATCA.

Federal Estate Tax

Common stock owned (or treated as owned) by an individual who is not a citizen or a resident of the United States (as defined for United States federal estate tax purposes) at the time of death will be included in the individual’s gross estate for United States federal estate tax purposes unless an applicable estate or other tax treaty provides otherwise, and therefore may be subject to United States federal estate tax.

The preceding discussion of United States federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its tax advisor regarding the particular United States federal, state and local and non-United States tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

We and the Underwriter intend to enter into an underwriting agreement with respect to the Shares, Series A Preferred Shares and Series B Preferred Shares being offered. Subject to certain conditions, pursuant to the Underwriter agrees to purchase the number of Shares, Series A Preferred Shares and Series B Preferred Shares indicated in the following table.

Underwriter	Number of Shares	Number of Series A Preferred Shares	Number of Series B Preferred Shares
A.G.P./Alliance Global Partners	5,555,556	6,000	6,000
Total	5,555,556	6,000	6,000

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The underwriting agreement will provide that the obligations of the Underwriter to purchase the Shares, the Series A Preferred Shares and the Series B Preferred Shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The Underwriter is obligated to purchase all of the Shares (other than those covered by the Underwriter’s over-allotment option to purchase additional Shares (described below)) if it purchases any of the Shares; all of the Series A Preferred Shares, if it purchases any of the Series A Preferred Shares; and all of the Series B Preferred Shares, if it purchases any of the Series B Preferred Shares.

Shares sold by the Underwriter to the public will initially be offered at the initial public offering price per Share of $ . The Series A Preferred Shares sold by the Underwriter to the public will initially be offered at an initial public offering price per Series A Preferred Share of $1,000. The Series B Preferred Shares sold by the Underwriter to the public will initially be offered at an initial public offering price per Series B Preferred Share of $1,000. Any Shares, Series A Preferred Shares or Series B Preferred Shares sold by the Underwriter to securities dealers may be sold at a discount from the initial public offering price not to exceed $ per Share, $ per Series A Preferred Share and $ per Series B Preferred Share. If all the Shares, Series A Preferred Shares and Series B Preferred Shares are not sold at their respective initial offering prices, the Underwriter may change the offering prices and the other selling terms in agreement with the Company.

Underwriting Discounts and Commissions

The following table shows the underwriting discounts and commissions that we are to pay to the Underwriter in connection with this offering, as well as the proceeds to us, before expenses. These amounts are shown assuming both no exercise and full exercise of the Underwriter’s over-allotment option to purchase additional shares of common stock.

	Per Share	Per Series A Preferred Share		Per Series B Preferred Share		No Exercise of Over- allotment option Total	Full Exercise of Over- allotment option Total
Public Offering Price	$		$1,000		$1,000	$	$
Underwriting discounts and commissions paid(1)
Underwriter discounts and commissions paid (pre-existing relationship investors)(2)
Proceeds to us, before expenses	$	$		$		$	$

(3)	The Underwriter will receive a discount of 7% to the public offering price with respect to any Shares, Series A Preferred Shares or Series B Preferred Shares purchased in this offering by investors, other than certain investors who have a pre-existing relationship with us.

(4)	The Underwriter will receive a discount of 3.5% to the public offering price with respect to any Shares, Series A Preferred Shares or Series B Preferred Shares purchased in this offering by certain investors who have a pre-existing relationship with us.

We will also reimburse the Underwriter an aggregate of $135,000 for expenses incurred in this offering, including the reasonable fees and expenses of legal counsel.

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We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $643,991.

As additional compensation, we have agreed to issue the Underwriter or its designees, at the closing of this offering and any exercise of the Underwriter’s over-allotment option, as applicable, shares of our common stock equal to 2% of the aggregate Shares, shares of common stock issuable upon conversion of Series A Preferred Shares and Series B Preferred Shares sold in this offering, and any Shares issued upon exercise of the Underwriter’s over-allotment option, other than Shares, Series A Preferred Shares, Series B Preferred Shares, and any Shares issued upon exercise of the Underwriter’s over-allotment option, sold to certain investors who have a pre-existing relationship with us. Except as provided in Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5110(g)(2), such shares have been deemed underwriting compensation by FINRA and shall not be sold, transferred, assigned, pledged, or hypothecated, or the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such shares by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, pursuant to FINRA Rule 5110(g)(1). We have also granted the Underwriter the right to receive the compensation described above in connection with any future public or private offering or other capital raising transaction by us to investors (excluding certain pre-existing investors) that were “brought over the wall” by the Underwriter with our consent during the Underwriter’s sixty (60)-day engagement period that commenced on May 2, 2018, as long as such offering or capital raising transaction is consummated within the five (5)-month period following the introduction to such investors subsequent to April 25, 2018.

Over-Allotment Option to Purchase Additional Shares of Common Stock

If the Underwriter sells more shares than the total number set forth in the table above, we have granted to the Underwriter an over-allotment option, exercisable for forty-five (45) days from the date of this prospectus, to purchase up to 2,500,000 additional Shares of common stock at a price per share of $   , less the underwriting discount. The over-allotment option may be exercised by the Underwriter as to all (at any time) or any part (from time to time) of the option shares.

Indemnification

We intend to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of, or to contribute to payments the Underwriter may be required to make because of any of those liabilities.

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Lock-Ups

We, our officers and directors, and certain of our other stockholders intend to agree that, for a period of ninety (90) days from the date of this prospectus, we and they will not, subject to limited exceptions, without the prior written consent of the Underwriter, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock.

The NYSE American Listing

The Shares are listed on the NYSE American under the symbol “IBIO”.

On January 4, 2018, as a result of the Company’s then low per share price, the Company received notice from the NYSE American that it needed to effect a reverse stock split or otherwise demonstrate sustained improvement in its share price within a reasonable period of time in order to maintain its continued listing on the NYSE American.

To regain compliance with the NYSE American’s listing standards, the Company held a special meeting of its stockholders on April 23, 2018, at which the stockholders approved a proposal to effect an amendment its certificate of incorporation, as amended, to implement a reverse stock split at a ratio to be determined by the Board in a range not less than one-for-two (1:2) and not greater than one-for-ten (1:10). Our Board has determined to implement a reverse stock split at a ratio of one-for-ten (1:10) shares of the Company’s common stock. The reverse stock split became effective as of June 8, 2018.

On June 6, 2018, the Company received notice from the NYSE American that the Company currently is below the NYSE American’s continued listing standards set forth in Section 1003(a)(iii) of the NYSE American Company Guide, which applies if a listed company has stockholders’ equity of less than $6,000,000 and has sustained losses from continuing operations and/or net losses in its five most recent fiscal years. The exchange indicated that a review of the Company shows that the Company is below compliance with Section 1003(a)(iii) since it reported stockholders’ equity of $4.2 million as of March 31, 2018 and net losses in its five most recent fiscal years.

The Company must submit a plan of compliance to the NYSE American by July 6, 2018 that explains how the Company intends to regain compliance with Section 1003(a)(iii) of the NYSE American Company Guide by December 6, 2019. If the Company does not submit a plan of compliance, or if the plan is not accepted by the NYSE American, the Company will be subject to delisting procedures as set forth in Section 1010 and Part 12 of the NYSE American Company Guide. If the plan is accepted by the NYSE American, the Company will be subject to periodic reviews including quarterly monitoring for compliance with the plan.

The Company believes it can provide the NYSE American with a satisfactory plan by July 6, 2018, to show that it will be able to return to compliance with Section 1003(a)(iii) of the NYSE American Company Guide by December 6, 2019.

The Company’s common stock will continue to be listed on the NYSE American while it attempts to regain compliance with the listing standards noted, subject to the Company’s compliance with other continued listing requirements. The Company’s common stock will continue to trade under the symbol “IBIO,” but will have an added designation of “.BC” to indicate that the Company is not in compliance with the NYSE American’s listing standards.

Expenses and Reimbursements

We estimate that our portion of the total expenses of this offering will be $50,000, excluding underwriting discounts, commissions and expenses of the underwriter that we have agreed to reimburse. We have agreed to reimburse the Underwriter $135,000 for expenses incurred in this offering, including expenses related to any filing with, and any clearance of this offering by, the Financial Industry Regulatory Authority, or FINRA.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the Underwriter may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the Underwriter’s over-allotment option to purchase additional shares, and stabilizing purchases.

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•	Short sales involve secondary market sales by the Underwriter of a greater number of shares than it is required to purchase in the offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the Underwriter’s over-allotment option to purchase additional Shares.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the Underwriter’s over-allotment option to purchase additional Shares.

•	Covering transactions involve purchases of shares either pursuant to the Underwriter’s over-allotment option to purchase additional Shares or in the open market in order to cover short positions.

•	To close a naked short position, the Underwriter must purchase shares in the open market. A naked short position is more likely to be created if the Underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	To close a covered short position, the Underwriter must purchase shares in the open market or must exercise its over-allotment option to purchase additional Shares. In determining the source of shares to close the covered short position, the Underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the Underwriter’s over-allotment option to purchase additional shares of common stock.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the Underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of our common stock. The Underwriter may also cause the price of our common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The Underwriter may conduct these transactions on the NYSE American, in the over-the-counter market or otherwise. If the Underwriter commences any of these transactions, it may discontinue them at any time.

Electronic Distribution

In connection with the offering, the Underwriter or certain other securities dealers may distribute prospectuses by electronic means, such as e-mail.

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Other Relationships

The Underwriter is a full service financial institution engaged in various activities, which may include securities trading, investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. In the ordinary course of its various business activities, the Underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The Underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that it acquires, long and/or short positions in such securities and instruments.

Passive Market Making

In connection with this offering, the Underwriting may also engage in passive market making transactions in the shares. Passive market making consists of displaying bids limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the Securities and Exchange Commission limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the shares at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Sales Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our common stock, Series A Preferred Stock or Series B Preferred Stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or our common stock, Series A Preferred Stock or Series B Preferred Stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of common stock, Series A Preferred Stock or Series B Preferred Stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with our common stock, Series A Preferred Stock or Series B Preferred Stock may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

The Underwriter may arrange to sell the common stock, Series A Preferred Stock or Series B Preferred Stock offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where it is permitted to do so.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of our common stock, Series A Preferred Stock or Series B Preferred Stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of our common shares, Series A Preferred Stock or Series B Preferred Stock may be made at any time under the following exemptions under the Prospectus Directive:

(a)       to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)       to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representative for any such offer; or

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(c)       in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of our common stock, Series A Preferred Stock or Series B Preferred Stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to our common shares, Series A Preferred Shares or Series B Preferred Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common shares, Series A Preferred Shares or Series B Preferred Shares to be offered so as to enable an investor to decide to purchase our common shares, Series A Preferred Shares or Series B Preferred Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended), including by Directive 2010/73/EU, and includes any relevant implementing measure in the Relevant Member State.

This European Economic Area selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

The Underwriter has represented and agreed that:

(a)       it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b)       it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

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Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

56

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the Underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The legality of the securities offered hereby has been passed on for us by Andrew Abramowitz, PLLC, New York, New York. Certain legal matters in connection with this offering will be passed on for the Underwriter by Robinson Brog Leinwand Greene Genovese & Gluck P.C., New York, New York.

EXPERTS

CohnReznick LLP, an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K, for the years ended June 30, 2017 and 2016, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on CohnReznick LLP’s report, which includes an explanatory paragraph related to iBio, Inc. and subsidiaries’ ability to continue as a going concern, given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You can inspect and copy these reports, proxy statements and other information without charge at the public reference facilities of the SEC at the SEC’s Public Reference Room located at the SEC’s principal office at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of this public reference room by calling 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC and state the address of that site (http://www.sec.gov). The Registration Statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering Analysis and Retrieval system and is available to the public from the SEC’s web site at http://www.sec.gov.

57

We also make our annual, quarterly and current reports, proxy statements and other information free of charge on our investor website, https://ir.ibioinc.com/sec-filings, as soon as reasonably practicable after we electronically file these materials with, or furnish them to, the SEC. We use our website as a channel of distribution for material company information. Important information, including financial information, analyst presentations, financial news releases, and other material information about us is routinely posted on and accessible at https://ir.ibioinc.com/.

We have filed a Registration Statement on Form S-1 under the Securities Act covering the sale of the securities offered by this prospectus. This prospectus, which is a part of the Registration Statement, does not contain all of the information in the Registration Statement and the exhibits filed with it, portions of which have been omitted as permitted by the SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, please refer to the Registration Statement and to the exhibits filed therewith. You may inspect the registration statement and exhibits without charge at the office of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we have filed with it, meaning we can disclose important information to you by referring you to those documents already on file with the SEC. The information incorporated by reference is considered to be part of this prospectus except for any information that is superseded by other information that is included in this prospectus.

This filing incorporates by reference the following documents, which we have previously filed with the SEC pursuant to the Exchange Act (other than current reports on Form 8-K, or portions thereof, furnished under Items 2.02 or 7.01 of Form 8-K):

•	Annual Report on Form 10-K for the year ended June 30, 2017 (Commission File No. 011-35023);

•	Quarterly Reports on Form 10-Q for the quarters ended September 30, 2017, December 31, 2017 and March 31, 2018 (Commission File No. 011-35023);

•	Current Report on Form 8-K filed with the SEC on August 14, 2009 (Commission File No. 000-53125);

•	Current Reports on Form 8-K filed with the SEC on July 24, 2017; October 23, 2017; November 7, 2017; November 29, 2017; December 1, 2017; December 20, 2017, January 5, 2018, April 25, 2018, May 31, 2018 and June 8, 2018.

•	Our Definitive Proxy Statement on Schedule 14A for our 2017 annual meeting of stockholders filed with the SEC on November 27, 2017, the Supplement to our Definitive Proxy Statement on Schedule 14A for our 2017 annual meeting of stockholders filed with the SEC on December 7, 2018, and our Definitive Proxy Statement on Schedule 14A for our special meeting of stockholders held on April 23, 2018 filed with the SEC of April 4, 2018.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement and all documents that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

58

We will provide, without charge, to each person, including any beneficial owner, to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the reports or documents incorporated by reference in this prospectus, but not delivered with this prospectus. Any request may be made by writing or telephoning us at the following address or telephone number:

iBio, Inc.

Attention: Investor Relations

600 Madison Avenue, Suite 1601

New York, NY 10022

302-355-9452

ir@ibioinc.com

You may also access the documents incorporated by reference into this prospectus at our website address at https://ir.ibioinc.com/sec-filings. The other information and content contained on or linked from our website are not part of this prospectus.

59

5,555,556 Shares

Common Stock

6,000 Shares

Series A Convertible Preferred Stock

6,000 Shares

Series B Convertible Preferred Stock

______________

PROSPECTUS

______________

A.G.P.

          , 2018

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses that will be paid by us in connection with the securities being registered. With the exception of the SEC registration fee, all amounts shown are estimates:

Registration Fees	$2,290.80
Legal Fees and Expenses	20,000
Printing and Engraving Expenses	7,700
Blue Sky Fees	3,260
Accounting Fees and Expenses	15,000
Miscellaneous	1,500

Total	$49,750,000

Item 14.	Indemnification of Directors and Officers.

Our certificate of incorporation, as amended, will provide for indemnification of our officers and directors to the extent permitted by Delaware law, which generally permits indemnification for actions taken by officers or directors as our representatives if the officer or director acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation. We have entered into indemnification agreements with our officers and directors to specify the terms of our indemnification obligations. In general, these indemnification agreements provide that we will:

•	indemnify our directors and officers to the fullest extent now permitted under current law and to the extent the law later is amended to increase the scope of permitted indemnification;

•	advance payment of expenses to a director or officer incurred in connection with an indemnifiable claim, subject to repayment if it is later determined that the director or officer was not entitled to be indemnified;

•	reimburse the director or officer for any expenses incurred by the director or officer in seeking to enforce the indemnification agreement; and

•	have the opportunity to participate in the defense of any indemnifiable claims against the director or officer.

II-1

As permitted under Delaware law, our first amended and restated bylaws contain a provision indemnifying directors against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with an action, suit or proceeding if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of our Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

The separation and distribution agreement that we have entered into with Integrated BioPharma provides for indemnification by us of Integrated BioPharma and its directors, officers and employees for some liabilities, including liabilities under the Securities Act and the Securities Exchange Act of 1934 in connection with the distribution, and a mutual indemnification of each other for product liability claims arising from their respective businesses, and also requires that we indemnify Integrated BioPharma for various liabilities of iBio, and for any tax that may be imposed with respect to the distribution and which result from our actions or omissions in that regard.

Item 15.	Recent Sales of Unregistered Securities

On June 8, 2018 the Company effected a 1 for 10 reverse stock split of its common stock. The number of shares and share prices in this Item 15 have been retroactively adjusted reflect the reverse split of our common stock as if it had occurred at the beginning of the earliest period presented.

The Lincoln Park Transaction

On July 24, 2017, the Company entered into a purchase agreement and a registration rights agreement with an institutional investor, Lincoln Park Capital Fund, LLC (“Lincoln Park”), an Illinois limited liability company, providing for the purchase of up to $16.0 million worth of the Company’s common stock, $0.001 par value per share, over the 36-month term of the purchase agreement. In connection therewith and as contemplated by the purchase agreement, on July 24, 2017, the Company sold 250,000 newly issued shares of its common stock, valued at $4.00 per share, to Lincoln Park for $1,000,000 in cash and issued 120,000 shares of its common stock to Lincoln Park pursuant to the terms of the purchase agreement as consideration for its commitment to purchase shares under the purchase agreement. The table below sets forth the additional sales of common stock made by the Company to Lincoln Park pursuant to the Purchase Agreement since July 24, 2017.

Date of Purchase	Shares of Common Stock	Per Share Purchase Price	Aggregate Gross Proceeds to the Company
March 5, 2018	10,000	$1.182	$18,250.00
March 7, 2018	10,000	$1.186	$18,610.00
March 9, 2018	10,000	$1.195	$19,520.00
March 13, 2018	10,000	$1.198	$19,850.00
March 15, 2018	10,000	$2.213	$21,310.00
March 19, 2018	10,000	$2.237	$23,750.00

II-2

The Company may, from time to time and at its sole discretion, direct Lincoln Park to purchase shares of its common stock in amounts up to 10,000 shares on any single business day, subject to a maximum of $1,000,000 per purchase, plus other “accelerated amounts” and/or “additional amounts” under certain circumstances. There are no trading volume requirements or restrictions under the purchase agreement, and the Company will control the timing and amount of any sales of its common stock to Lincoln Park. The purchase price of the shares that may be sold to Lincoln Park under the purchase agreement will be based on the market price of the Company’s common stock preceding the time of sale as computed under the purchase agreement. The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute such price. The Company may at any time in its sole discretion terminate the purchase agreement without fee, penalty or cost upon one business day notice. There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the purchase agreement or the registration rights agreement entered into in connection with the purchase agreement other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the purchase agreement.

Lincoln Park represented to the Company, among other things, that it was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act), and the Company sold the securities in reliance upon an exemption from registration contained in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

iBio CMO Preferred Tracking Stock

On February 23, 2017, the Company entered into an exchange agreement with Bryan Capital Investors LLC, the minority owner of the Company’s subsidiary iBio CMO LLC and an affiliate of Eastern Capital Limited, a stockholder of the Company, pursuant to which the Company acquired substantially all of the interest in iBio CMO LLC held by Bryan Capital Investors LLC and issued one share of a newly created iBio CMO Preferred Tracking Stock, par value $0.001 per share (the “Preferred Tracking Stock”), to Bryan Capital Investors LLC at an original issue price of approximately $12.5 million. At the election of the Company or holders of a majority outstanding shares of Preferred Tracking Stock, each outstanding share of Preferred Tracking Stock may be exchanged for 29,990,000 units of limited liability company interests of iBio CMO LLC. Such exchange may be effected only after March 31, 2018, or in connection with a winding up, liquidation or deemed liquidation (such as a merger) of the Company or iBio CMO LLC. In addition, such exchange will take effect upon a change in control of iBio CMO LLC.

The share of Preferred Tracking Stock issued to Bryan Capital Investors LLC under the Exchange Agreement was issued in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

Eastern – Share Purchase Agreements

On January 13, 2016, the Company entered into a share purchase agreement with Eastern Capital Limited (“Eastern”) pursuant to which Eastern agreed to purchase 350,000 shares of the Company’s common stock at a price of $6.22 per share. The Company received proceeds of $2,177,000 and the shares were issued on January 25, 2016. In addition, Eastern agreed to exercise warrants it had previously acquired to purchase 178,400 shares of the Company’s common stock at an exercise price of $5.30 per share. The Company received proceeds of $945,520 from the exercise of the warrants and the shares were issued on January 25, 2016.

II-3

On January 13, 2016, the Company entered into a separate share purchase agreement with Eastern pursuant to which Eastern agreed to purchase 650,000 shares of the Company’s common stock at a price of $6.22 per share, subject to the approval of the Company’s stockholders. The Company’s stockholders approved the issuance of the 650,000 shares to Eastern at the Company’s annual meeting on April 7, 2016. On April 13, 2016, the Company issued the 650,000 shares and received proceeds of $4,043,000. These shares are subject to a three-year standstill agreement which will restrict additional acquisitions of the Company’s common stock by Eastern and its controlled affiliates to limit its beneficial ownership of the Company’s outstanding shares of common stock to a maximum of 38%, absent the approval by a majority of the Company’s board of directors.

The shares were issued pursuant to the exemption set forth in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

2014 Aspire Capital Facility

On August 25, 2014, the Company entered into a common stock purchase agreement with Aspire Capital Fund, LLC, an Illinois limited liability company (referred to below as “Aspire Capital”), pursuant to which Aspire Capital committed to purchase up to an aggregate of $10.0 million of shares of the Company’s common stock over the approximately 24-month term of the purchase agreement. Aspire Capital purchased 876,880 shares of common stock for $10 million pursuant to the terms of the purchase agreement, fulfilling its commitment under the agreement. The shares issued to Aspire Capital pursuant to the purchase agreement were issued pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules

Exhibits filed with this Registration Statement on Form S-1 or incorporated by reference from other filings are as follows:

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
3.1	Certificate of Incorporation of the Company, as amended**
3.2	First Amended and Restated Bylaws of the Company (1)
3.3	Certificate of Designation, Preferences and Rights of the iBio CMO Preferred Tracking Stock of iBio, Inc.(2)
3.4	Certificate of Designation, Preferences and Rights of the Series A Convertible Preferred Stock of iBio, Inc.*

3.5	Certificate of Designation, Preferences and Rights of the Series B Convertible Preferred Stock of iBio, Inc.*

4.2	Registration Rights Agreement, dated July 24, 2017, between the Company and Lincoln Park Capital Fund, LLC (4)
5.1	Opinion of Andrew Abramowitz, PLLC*
10.1	Technology Transfer Agreement, dated as of January 1, 2004, between the Company and Fraunhofer USA Center for Molecular Biotechnology, Inc. as amended (5)
10.2	Ratification dated September 6, 2013 of Terms of Settlement by and between the Company and Fraunhofer USA Center for Molecular Biotechnology, Inc. (6)+
10.3	Share Purchase Agreement, dated January 13, 2016, between iBio, Inc. and Eastern Capital Limited, for the purchase of 3,500,000 shares of common stock (7)
10.4	Share Purchase Agreement, dated January 13, 2016, between iBio, Inc. and Eastern Capital Limited, for the purchase of 6,500,000 shares of common stock (7)
10.5	Amended and Restated Limited Liability Company Operating Agreement of iBio CMO LLC, dated January 13, 2016, between the Company, Bryan Capital Investors LLC and iBio CMO LLC (8)

II-4

10.6	License Agreement, dated January 13, 2016, between the Company and iBio CMO LLC (8)
10.7	Sublease Agreement, dated January 13, 2016, between College Station Investors LLC and IBIO CMO LLC(8)
10.8	Exchange Agreement, dated February 23, 2017, between iBio, Inc. and Bryan Capital Investors LLC(2)
10.9	Amendment No. 1, dated February 23, 2017, to the Amended and Restated Limited Liability Company Agreement of iBio CMO LLC, dated January 13, 2016, between iBio, Inc. and Bryan Capital Investors LLC(2)
10.10	Offer Letter, dated December 30, 2016, between iBio, Inc. and James P. Mullaney(9)
10.11	Purchase Agreement, dated July 24, 2017 between the Company and Lincoln Park Capital Fund, LLC(4)
10.12	Amended and Restated Underwriting Agreement, dated November 30, 2017, between iBio, Inc. and Aegis Capital Corp. (10)
21	Subsidiaries of Registrant**
23.1	Consent of CohnReznick LLP, Independent Registered Public Accounting Firm*
23.2	Consent of Andrew Abramowitz, PLLC (Included in Exhibit 5.1).*
24.1	Powers of Attorney (included on signature page to this Registration Statement)

(1)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 14, 2009 (Commission File No. 000-53125).

(2)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on February 24, 2017 (Commission File No. 001-35023)

(3)	Incorporated herein by reference to the Company’s Form 10-12G filed with the SEC on July 11, 2008 (Commission File No. 000-53125)

(4)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on July 24, 2017 (Commission File No. 001-35023).

(5)	Incorporated herein by reference to the Company’s Form 10-12G filed with the SEC on June 18, 2008 (Commission File No. 000-53125).

(6)	Incorporated herein by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013, filed with the SEC on September 30, 2013 (Commission File No. 001-35023).

(7)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on January 14, 2016 (Commission File No. 000-35023).

(8)	Incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on February 22, 2016 (Commission File No. 001-35023).

(9)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 6, 2017 (Commission File No. 001-35023).
(10)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on December 1, 2017 (Commission File No. 001-35023).
(11)	Incorporated herein by reference to the Company’s Annual Report on Form 10-K filed with the SEC on October 13, 2016 (Commission File No. 001-35023).

*	Filed herewith.

**	Previously filed.

+	Confidential treatment requested as to certain portions, which portions have been separately filed with the SEC.

II-5

Item 17.	Undertakings.

(a) We hereby undertake:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-6

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, iBio, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on June 20, 2018.

IBIO, INC.

By:	/s/ Robert B. Kay

Robert B. Kay
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of the Registrant, iBio, Inc., a Delaware corporation, hereby severally and individually constitute and appoint Robert B. Kay, Chief Executive Officer and James P. Mullaney, Chief Financial Officer, and each of them, as true and lawful attorneys in fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys in fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys in fact, or any of them, may lawfully do or cause to be done by virtue of this appointment.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert B. Kay	Chief Executive Officer and Director (Principal Executive Officer)	June 20, 2018
Robert B. Kay

/s/ James P. Mullaney	Chief Financial Officer (Principal Financial and Accounting Officer)	June 20, 2018
James P. Mullaney

*	Director	June 20, 2018
General James T. Hill (Ret.)

*	Director	June 20, 2018
Glenn Chang

Director
John D. McKey, Jr.

Director
Philip K. Russell, M.D.

*	Director	June 20, 2018
Seymour Flug

Director
Arthur Y. Elliott, Ph.D.

*By:	/s/ Robert B. Kay
Robert B. Kay
Attorney in Fact

II-7

Exhibit Index

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
3.1	Certificate of Incorporation of the Company, as amended**
3.2	First Amended and Restated Bylaws of the Company (1)
3.3	Certificate of Designation, Preferences and Rights of the iBio CMO Preferred Tracking Stock of iBio, Inc.(2)
3.4	Certificate of Designation, Preferences and Rights of the Series A Convertible Preferred Stock of iBio, Inc.*

3.5	Certificate of Designation, Preferences and Rights of the Series B Convertible Preferred Stock of iBio, Inc.*

4.1	Form of Common Stock Certificate (3)
4.2	Registration Rights Agreement, dated July 24, 2017, between the Company and Lincoln Park Capital Fund, LLC (4)
5.1	Opinion of Andrew Abramowitz, PLLC*
10.1	Technology Transfer Agreement, dated as of January 1, 2004, between the Company and Fraunhofer USA Center for Molecular Biotechnology, Inc. as amended (5)
10.2	Ratification dated September 6, 2013 of Terms of Settlement by and between the Company and Fraunhofer USA Center for Molecular Biotechnology, Inc. (6)+
10.3	Share Purchase Agreement, dated January 13, 2016, between iBio, Inc. and Eastern Capital Limited, for the purchase of 3,500,000 shares of common stock (7)
10.4	Share Purchase Agreement, dated January 13, 2016, between iBio, Inc. and Eastern Capital Limited, for the purchase of 6,500,000 shares of common stock (7)
10.5	Amended and Restated Limited Liability Company Operating Agreement of iBio CMO LLC, dated January 13, 2016, between the Company, Bryan Capital Investors LLC and iBio CMO LLC (8)
10.6	License Agreement, dated January 13, 2016, between the Company and iBio CMO LLC (8)
10.7	Sublease Agreement, dated January 13, 2016, between College Station Investors LLC and IBIO CMO LLC(8)
10.8	Exchange Agreement, dated February 23, 2017, between iBio, Inc. and Bryan Capital Investors LLC(2)
10.9	Amendment No. 1, dated February 23, 2017, to the Amended and Restated Limited Liability Company Agreement of iBio CMO LLC, dated January 13, 2016, between iBio, Inc. and Bryan Capital Investors LLC(2)
10.10	Offer Letter, dated December 30, 2016, between iBio, Inc. and James P. Mullaney(9)
10.11	Purchase Agreement, dated July 24, 2017 between the Company and Lincoln Park Capital Fund, LLC(4)
10.12	Amended and Restated Underwriting Agreement, dated November 30, 2017, between iBio, Inc. and Aegis Capital Corp. (10)
21	Subsidiaries of Registrant**
23.1	Consent of CohnReznick LLP, Independent Registered Public Accounting Firm*
23.2	Consent of Andrew Abramowitz, PLLC (Included in Exhibit 5.1).*
24.1	Powers of Attorney (included on signature page to this Registration Statement)

(1)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 14, 2009 (Commission File No. 000-53125).

(2)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on February 24, 2017 (Commission File No. 001-35023)

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(3)	Incorporated herein by reference to the Company’s Form 10-12G filed with the SEC on July 11, 2008 (Commission File No. 000-53125)

(4)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on July 24, 2017 (Commission File No. 001-35023).

(5)	Incorporated herein by reference to the Company’s Form 10-12G filed with the SEC on June 18, 2008 (Commission File No. 000-53125).

(6)	Incorporated herein by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013, filed with the SEC on September 30, 2013 (Commission File No. 001-35023).

(7)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on January 14, 2016 (Commission File No. 000-35023).

(8)	Incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on February 22, 2016 (Commission File No. 001-35023).

(9)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 6, 2017 (Commission File No. 001-35023).
(10)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on December 1, 2017 (Commission File No. 001-35023).
(11)	Incorporated herein by reference to the Company’s Annual Report on Form 10-K filed with the SEC on October 13, 2016 (Commission File No. 001-35023).

*	Filed herewith.

**	Previously filed.

+	Confidential treatment requested as to certain portions, which portions have been separately filed with the SEC.

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